AGREEMENT AND PLAN OF MERGER

by and among

Vocus, Inc.,

Icarus Acquisition Sub Corp.,

Icarus Merger Sub LLC,

iContact Corporation,

The Persons and Entities Listed as Principal Stockholders
on the Signature Pages Hereto

and

Updata Partners III, L.P.
(solely in its capacity as the Representative)

Dated as of February 24, 2012

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS
1.1.	Definitions

1.2.	Other Capitalized Terms

1.3.	Interpretive Provisions

ARTICLE II THE MERGERS
2.1.	The Mergers

2.2.	Effective Time; Closing Date

2.3.	Effect of the Mergers

2.4.	Organizational Documents

2.5.	Manager and Officers

2.6.	Further Assurances

2.7.	Tax Consequences

ARTICLE III EFFECTS OF THE MERGERS; CONSIDERATION
3.1.	Conversion of Capital Stock of the Company

3.2.	Warrants and Options

3.3.	Withholding

3.4.	Payment and Exchange Procedures.

3.5.	Cash Consideration Adjustments.

3.6.	Dissenting Shares.

3.7.	Escrow of Buyer Holdback Fund

3.8.	Administration of Buyer Holdback Fund

3.9.	Escrow of Escrow Expense Fund

3.10.	Fractional Shares

ARTICLE IV REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY
4.1.	Company Organization

4.2.	Authorization; Enforceable Agreement.

4.3.	No Conflict

4.4.	No Authorization or Consents Required

4.5.	Litigation; Orders

4.6.	Capitalization

4.7.	Subsidiaries

4.8.	Financial Statements

4.9.	No Undisclosed Liabilities

4.10.	Absence of Certain Developments

4.11.	Taxes

4.12.	Contracts

4.13.	Customers

4.14.	Intellectual Property

4.15.	Real Estate; Personal Property

4.16.	Tangible Property

4.17.	Authority to Cancel Options and Warrants

4.18.	Labor Matters

4.19.	Employee Benefit Plans

4.20.	Insurance

4.21.	Compliance with Laws

4.22.	Environmental Matters

4.23.	Licenses

4.24.	Accounting Controls

4.25.	Accounts Receivable

4.26.	Affiliate Transactions

4.27.	Brokers

4.28.	Representation Relating to Qualification of the Merger as a Tax-Free Reorganization

4.29.	Disclosure

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS
5.1.	Authority

5.2.	No Conflict

5.3.	No Authorization or Consents Required

5.4.	Shares of Company Common Stock or Company Preferred Stock

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER,
MERGER SUB (LLC) AND MERGER SUB (CORP)
6.1.	Corporate Organization

6.2.	Authorization; Enforceable Agreement

6.3.	No Conflict

6.4.	No Authorization or Consents Required

6.5.	Litigation

6.6.	Valid Issuance of Buyer Stock

6.7.	Capitalization

6.8.	SEC Documents; Financial Statements

6.9.	Merger Sub (LLC) and Merger Sub (Corp)

6.10.	Brokers

6.11.	Absence of Certain Developments

6.12.	No Material Adverse Effect

6.13.	Disclosure

ARTICLE VII COVENANTS
7.1.	Public Announcements

7.2.	Employee Matters

7.3.	Nasdaq Listing of Buyer Common Stock

7.4.	Director and Officer Liability

7.5.	Covenant Relating to Qualification as a Tax Free Reorganization

7.6.	Shareholder Consent or Approval

7.7.	Further Assurances

ARTICLE VIII TAX MATTERS
8.1.	Tax Audits and Contests; Cooperation

8.2.	Preparation of Tax Returns and Payment of Taxes

8.3.	Conveyance Taxes

8.4.	Federal and State Income Tax Liability Incurred in Connection with the Mergers.

ARTICLE IX CLOSING DELIVERIES
9.1.	Officer’s Certificate

9.2.	Investors’ Rights Agreement

9.3.	Restrictive Covenant Agreements

9.4.	Employment Agreements

9.5.	Indebtedness

9.6.	Escrow Agreement

9.7.	Filing of the Certificate of Designations

9.8.	Resignations

9.9.	Company Tax Opinion

9.10.	Buyer Tax Opinion

9.11.	Conversion of Preferred Stock

9.12.	FIRPTA Certificate

9.13	Exchange Agreement.

ARTICLE X INDEMNIFICATION
10.1.	Survival

10.2.	Indemnification of the Buyer

10.3.	Satisfaction of Indemnification; Release from Escrow

10.4.	Indemnification of the Stockholders

10.5.	Limitations

10.6.	Limitation on Remedies

10.7.	Third Party Claims

10.8.	Tax Treatment of Indemnity Payments

ARTICLE XI MISCELLANEOUS
11.1.	Expenses

11.2.	Amendment

11.3.	Entire Agreement

11.4.	Notices

11.5.	Waiver

11.6.	Binding Effect; Assignment

11.7.	No Third Party Beneficiary

11.8.	Governing Law

11.9.	Consent to Jurisdiction and Service of Process

11.10.	WAIVER OF JURY TRIAL

11.11.	Severability

11.12.	Counterparts

11.13.	The Representative

11.14.	Representation by Counsel

11.15.	Buyer Guarantee

EXHIBITS

Exhibit A-1 — Form of First Certificate of Merger
Exhibit A-2 — Form of Second Certificate of Merger
Exhibit B — Form of Series A Certificate of Designations
Exhibit C — Form of Investors’ Rights Agreement
Exhibit D — Form of Restrictive Covenants Agreement
Exhibit E-1 — Form of Employment Agreement (Allis)
Exhibit E-2 — Form of Employment Agreement (Oakley)
Exhibit F-1 — Form of Surrender Agreement (Accredited Equityholder)

Exhibit F-2 — Form of Surrender Agreement (Non-Accredited Equityholder – Escrow Participant)

Exhibit F-3 — Form of Surrender Agreement (Non-Accredited Equityholder)

Exhibit G — Form of Escrow Agreement
Exhibit H — Form of Letter of Transmittal
Exhibit I — Form of Company Tax Opinion
Exhibit J – Form of Buyer Tax Opinion
Exhibit K — Estimated Closing Date Balance Sheet
Exhibit L – Form of Company Tax Representation Letter
Exhibit M – Form of Buyer Tax Representation Letters
Exhibit N – Form of Escrow Note
Exhibit O – Form of Exchange Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2012 (this “Agreement”), by and among Vocus, Inc., a Delaware corporation (the “Buyer”), Icarus Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub (Corp)”, Icarus Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub (LLC)”), iContact Corporation, a Delaware corporation (the “Company”), the persons and entities listed as Principal Stockholders on the signature pages hereto (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”), and Updata Partners III, L.P., a Delaware limited partnership (the “Initial Representative”), solely in its capacity as the Representative.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC” and, together with the DGCL, “Delaware Law”), the Buyer, Merger Sub (Corp), and the Company will enter into a business combination transaction pursuant to which Merger Sub (Corp) will merge with and into the Company (the “First Merger”), with the Company as the surviving company of the First Merger;

WHEREAS, immediately after the consummation of the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, the Buyer, the Company, and Merger Sub (LLC) will enter into a business combination transaction pursuant to which the Company, as the surviving company of the First Merger, will merge with and into Merger Sub (LLC) (the “Second Merger”), with Merger Sub (LLC) as the surviving company of the Second Merger (the “Surviving Company”) (each of the First Merger and the Second Merger, a “Merger” and together the “Mergers”);

WHEREAS, the Board of Directors of the Company (i) has determined that the First Merger and the Second Merger are in the best interests of the Company and its stockholders, and has approved and adopted this Agreement and declared its advisability, and has approved the First Merger and the Second Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the stockholders of the Company approve and adopt this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Buyer has determined that the First Merger and the Second Merger are consistent with and are in furtherance of the long-term business strategy of the Buyer, and are in the best interests of the Buyer and its stockholders, and has approved and adopted this Agreement and has approved the First Merger and the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub (Corp) (i) has determined that the First Merger and the Second Merger are each in the best interests of Merger Sub (Corp) and its sole shareholder and has approved and adopted this Agreement and declared its advisability, and has approved the First Merger and the Second Merger and the other transactions contemplated by this Agreement and declared their advisability and (ii) has recommended that the Buyer, as the sole shareholder of Merger Sub (Corp), approve and adopt this Agreement, the First Merger and the Second Merger;

WHEREAS, the Managing Member of Merger Sub (LLC) (i) has determined that the Second Merger is in the best interests of Merger Sub (LLC) and its sole member and has approved and adopted this Agreement and declared its advisability, and has approved the Second Merger and the other transactions contemplated by this Agreement and declared their advisability and (ii) has recommended that the Buyer, as the sole member of Merger Sub (LLC), approve and adopt this Agreement and the Second Merger;

WHEREAS, as of the date hereof, the Persons listed on Schedule A (the “Equityholders”) own in the aggregate 100% of the issued and outstanding: (i) shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), (ii) shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series A Preferred Stock”), (iii) shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series A-1 Preferred Stock”), (iv) shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series B Preferred Stock” and together with Company Series A Preferred Stock and Company Series A-1 Preferred Stock, “Company Preferred Stock”), (v) Options, and (vi) Warrants, in each case in such amounts as are set forth opposite each Equityholder’s name on Schedule A, which Company Common Stock, Company Preferred Stock, Options, and Warrants constitute all of the issued and outstanding Capital Stock of the Company as of the date of this Agreement;

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, the Buyer and JMI Equity Fund VI, L.P., a Delaware limited partnership (“JMI”), are executing and delivering, concurrently with the execution of this Agreement, an investors’ rights agreement substantially in the form attached as Exhibit C (the “Investors’ Rights Agreement”);

WHEREAS, as a material inducement to Buyer’s, Merger Sub (Corp)’s and Merger Sub (LLC)’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, concurrently with the execution of this Agreement (i) each of Ryan P. M. Allis (“Allis”) and Aaron Houghton (“Houghton”) is executing and delivering a restrictive covenants agreement in the form attached as Exhibit D (each, a “Restrictive Covenants Agreement”) and (ii) each of Allis and Tim Oakley (“Oakley”) is executing and delivering an employment agreement in the form attached as Exhibit E-1 and Exhibit E-2, respectively (each, an “Employment Agreement”);

WHEREAS, the parties intend for the Mergers, taken together, to constitute an integrated transaction that qualifies as a reorganization with the meaning of Section 368(a)(1)(A) of the Code and DLA Piper, counsel to the Company is, based upon the representation letters in the forms attached hereto as Exhibit L and Exhibit M that will be delivered by Buyer, Merger Sub (LLC) and Merger Sub (Corp), and by the Company, respectively, to DLA Piper (the “Tax Rep Letters”), delivering to the Company an opinion of counsel in the form attached hereto as Exhibit I (the “Company Tax Opinion”) to the effect that the Mergers, taken together, should constitute a reorganization under such Code section, and that neither the Company, Merger Sub (Corp) nor Merger Sub (LLC) should incur any federal or state income tax solely and directly as the result of the consummation of the transactions contemplated by this Agreement; and

WHEREAS, Greenberg Traurig, LLP, counsel to the Buyer is, based upon the Tax Rep Letters, delivering to Buyer, Merger Sub (LLC) and Merger Sub (Corp) an opinion of counsel in the form attached hereto as Exhibit J (the “Buyer Tax Opinion”); and

WHEREAS, the Company and the Buyer have jointly approved the estimated balance sheet attached hereto as Exhibit K (the “Estimated Closing Date Balance Sheet”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accredited Equityholder” means any Equityholder who has certified (i) in a Letter of Transmittal or Surrender Agreement or (ii) other documentation reasonably acceptable to the Buyer, that such Equityholder is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended).

“Action” means any action, dispute, claim, suit, proceeding, arbitration, mediation, investigation or inquiry.

“Additional Escrow Amount Per Escrow Participating Share” means (x) the Non-Participating Optionee Escrow Amount divided by (y) the number of Common Stock Equivalents held by the Escrow Participants.

“Adjustment Amount” means a positive or negative amount equal to (i) Net Closing Cash less $10,000,000 minus (ii) if Net Working Capital is a negative number, the absolute value of Net Working Capital.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Exercise Price” means the aggregate exercise price of all Vested Company Options and Vested Company Warrants.

“Allocation Schedule” means the schedule attached to this Agreement as Schedule A, which sets forth, with respect to each Equityholder, (A) the aggregate Closing Cash Per Share Amount or Closing Cash Per Share Participating Amount, as applicable, Closing Cash In Lieu of Stock Per Share Amount, Closing Common Stock Per Share Amount, and Closing Preferred Stock Per Share Amount, as applicable, payable to such Equityholder in exchange for such Equityholder’s Capital Stock of the Company in accordance with the terms of this Agreement, (B) the aggregate Escrow Cash Per Share Amount, Additional Escrow Amount Per Escrow Participating Share, as applicable, Escrow Common Stock Per Share Amount, Escrow Cash In Lieu of Stock Per Share Amount and Escrow Preferred Stock Per Share Amount, (C) whether such Equityholder is an Accredited Equityholder or Non-Accredited Equityholder, (D) whether such Equityholder is an Escrow Participant or Non-Participating Optionee, (E) such Equityholder’s Consideration Portion and (F) such Equityholder’s Pro Rata Portion. The Allocation Schedule has been prepared by the Company and approved by the Buyer and shall be binding on the Escrow Agent and the parties hereto, absent manifest error.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both, other than key man insurance policies), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or material fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are required by Law to close.

“Buyer Common Stock” means the shares of common stock, $0.01 par value per share, of the Buyer.

“Buyer Common Stock Merger Consideration” means the Closing Buyer Common Stock Payment plus the Escrow Common Stock.

“Buyer Common Stock Value” means $23.226.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Authorization; Enforceable Agreement), 6.6 (Valid Issuance of Buyer Stock), 6.7 (Capitalization) and 6.10 (Brokers).

“Buyer Preferred Stock Merger Consideration” means 1,000,000 shares of Buyer Series A Preferred Stock.

“Buyer SEC Reports” means all forms, reports, statements, certificates and other documents required to be filed with the SEC or furnished to the SEC by the Buyer, since January 1, 2009.

“Buyer Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Buyer with the rights, preferences, powers and privileges specified in the Series A Certificate of Designations.

“Buyer Stock” means the Buyer Series A Preferred Stock and the Buyer Common Stock.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities.

“Cash in Lieu of Stock Payment” means the Closing Cash in Lieu of Stock Payment plus the Escrow Cash in Lieu of Stock Payment, which is equal to $670,091.

“Cash Merger Consideration” means (A) the Closing Cash Payment, plus (B) the aggregate amount of any additional payments to be made to the Equityholders in cash under this Agreement, including payments to be made under Sections 3.5 (Cash Consideration Adjustments) and 3.7 (Escrow of Buyer Holdback Fund).

“Closing Buyer Common Stock Payment” means a number of shares of Buyer Common Stock equal to (A) $10,000,000, divided by the Buyer Common Stock Value, minus (B) the number of shares of Buyer Common Stock constituting the Escrow Common Stock, minus (C) Replaced Shares plus (D) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.10.

“Closing Cash in Lieu of Stock Payment” means the number of Common Stock Equivalents held by Non-Accredited Equityholders multiplied by the Closing Common Stock Per Share Amount multiplied by the Buyer Common Stock Value.

“Closing Cash Payment” means an amount in cash equal to (A) $89,800,000, plus (B) the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a positive number or minus (C) the absolute value of the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a negative number, minus (D) the Escrow Cash Amount.

“Closing Cash Vested Company Option Payment” means (A) the product of (1) the Closing Cash Per Share Amount and (2) the number of Vested Company Options minus (B) the aggregate exercise price of all Vested Company Options.

“Closing Cash in Lieu of Stock Per Share Amount” means an amount in cash equal to (A) the Closing Cash in Lieu of Stock Payment divided by (B) the number of shares of Common Stock Equivalents held by Non-Accredited Equityholders.

“Closing Cash Per Share Amount” means an amount in cash equal to (A) the sum of the Closing Cash Payment and the Aggregate Exercise Price divided by (B) the number of Common Stock Equivalents.

“Closing Cash Per Share Participating Amount” means the Closing Cash Per Share Amount less the Additional Escrow Amount Per Escrow Participating Share.

“Closing Common Stock Per Share Amount” means a number of shares of Buyer Common Stock Equal to the sum of (A) the Closing Buyer Common Stock Payment and the Replaced Shares, divided by (B) the number of Common Stock Equivalents.

“Closing Preferred Stock Per Share Amount” means the Closing Preferred Stock divided by the number of JMI Shares.

“Closing Preferred Stock” means the Buyer Preferred Stock Merger Consideration less the Escrow Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means (A) Company Common Stock, (B) Company Common Stock issuable upon the conversion of Company Preferred Stock (other than Company Series B Preferred Stock owned by JMI immediately prior to the First Merger Effective Time), and (C) Company Common Stock issuable upon the conversion, exercise or exchange of outstanding Vested Company Options and Vested Company Warrants.

“Company Disclosure Schedules” means the disclosure schedules of the Company, dated as of the date hereof, accompanying this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Company Organization), 4.2(a) (Authorization; Enforceable Agreement), 4.6 (Capitalization) and 4.11 (Taxes).

“Company Intellectual Property” means all Intellectual Property owned or licensed in by the Company, including Owned Intellectual Property and Licensed Intellectual Property, and including all Intellectual Property included or embodied in any Company Product.

“Company Plan” means any Benefit Plan: (a) under which any current or former director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates; or (b) with respect to which the Company has any Liability.

“Company Products” means all products or service offerings of the Company that have been marketed, sold, or distributed, or that Company currently has written plans to begin marketing, selling, or distributing within the twelve (12) months following the date hereof, including any such products or service offerings currently under development.

“Confidential Information” means confidential data and confidential information relating to the Company or its business, including business information (including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers, pricing and cost information, business and marketing plans) and know-how (including manufacturing and production processes and techniques and research and development information).

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Copyleft Materials, that such Copyleft Materials, or other Software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (d) be redistributable at no license fee. Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any Software or content subject to a Copyleft License.

“Consideration Portion” means, with respect to any Equityholder, the percentage set forth opposite such Equityholder’s name under the column heading “Consideration Portion” on the Allocation Schedule, which amount shall be equal to the quotient (expressed as a percentage) obtained by dividing (A) the aggregate Merger Consideration payable to such Equityholder pursuant to this Agreement by (B) the aggregate Merger Consideration.

“Current Assets” means the current assets of the Company, as determined in accordance with GAAP, which current assets shall include the line items set forth on the Estimated Closing Date Balance Sheet under the heading “Current Assets” (and, for the avoidance of doubt, shall include cash and cash equivalents).

“Current Liabilities” means the current liabilities of the Company, as determined in accordance with GAAP, which current liabilities shall include the line items set forth on the Estimated Closing Date Balance Sheet under the heading “Current Liabilities”.

“DLA Piper” means DLA Piper LLP (US), counsel to the Company.

“DOL” means the U.S. Department of Labor.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment, (b) the protection of human health and safety (to the extent not a Labor Law), or (c) the regulation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” means American Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into at Closing by the Buyer, JMI, the Representative, and the Escrow Agent in the form attached as Exhibit G.

“Escrow Cash Amount” means $6,064,909 plus the value of the Escrow Note.

“Escrow Cash Per Share Amount” means (A) the Escrow Cash Amount divided by (B) the number of shares of Common Stock Equivalents.

“Escrow Cash in Lieu of Stock Payment” means the number of Common Stock Equivalents held by Non-Accredited Equityholders multiplied by the Escrow Common Stock Per Share Amount multiplied by the Buyer Common Stock Value.

“Escrow Cash in Lieu of Stock Per Share Amount” means an amount in cash equal to (A) Escrow Cash in Lieu of Stock Payment divided by (B) the number of shares of Common Stock Equivalents held by Non-Accredited Equityholders.

“Escrow Common Stock” means 72,656 shares of Buyer Common Stock.

“Escrow Common Stock Per Share Amount” means the Escrow Common Stock divided by the number of Common Stock Equivalents held by Accredited Equityholders.

“Escrow Expense Fund” means an amount equal to $300,000, together with any interest and earnings thereon, maintained from time to time in an escrow account established for the benefit of the Representative.

“Escrow Note” means a note in the amount equal to the Cash in Lieu of Stock Payment substantially in the form attached hereto as Exhibit N made by the Buyer in favor of the Equityholders.

“Escrow Participants” means all Equityholders other than the Non-Participating Optionees as set forth on the Allocation Schedule.

“Escrow Preferred Stock Per Share Amount” means the Escrow Preferred Stock divided by the number of JMI Shares.

“Escrow Preferred Stock” means 85,090 shares of Buyer Series A Preferred Stock.

“Exchange Agreement” means the Exchange Agent Agreement to be entered into as of the Closing by the Buyer, the Representative and the Exchange Agent in the form attached hereto as Exhibit O.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means: (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as to any Person, without duplication: (a) any indebtedness or other obligation of such person for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of such Person for the deferred purchase price of property or other assets, including any “earn-out” or similar payments, but excluding accounts payable (to the extent such accounts payable are incurred in the ordinary course of business consistent with past practice and are otherwise included in the calculation of Net Working Capital as Current Liabilities); (e) any liabilities of such Person under any letter of credit to the extent drawn upon, bank overdrafts and similar charges (other than to the extent such bank overdrafts and similar charges are otherwise included in the calculation of Net Working Capital as Current Liabilities); (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (g) any indebtedness referred to in clauses (a) through (f) above of any other Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, “success fees,” costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means all (a) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (b) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Marks”), (c) works of authorship or other material protected by copyright and any derivative works thereto, regardless of the medium of fixation or means of expression, including Software, (d) Confidential Information, and (e) databases and data collections.

“Intellectual Property Registrations” means all registrations of Intellectual Property Rights with any Governmental Authority in the United States and all other nations throughout the world, filed in the name of Company or purported to be owned by Company, including (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), (b) applications and registrations of Marks, including intent-to-use registrations, and (c) copyright registrations and applications for registration thereof, including renewals, extensions, reversions or restorations thereof.

“Intellectual Property Rights” means all rights in or to Intellectual Property, including all rights to obtain and rights to apply for patents, and to register trademarks, domain names and copyrights, including moral rights, all rights in all of the foregoing provided by treaties, conventions and common law and all rights to sue or recover and retain damages and costs and reasonable attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“JMI Shares” means the shares of Company Series B Preferred Stock owned by JMI immediately prior to the First Merger Effective Time.

“Knowledge” means, (a) when used in reference to the Company, the actual knowledge of any of Allis, Houghton, Oakley and Rasch, in each case after due inquiry; and (b) when used in reference to the Buyer, the actual knowledge of any of Richard Rudman and Steve Vintz, in each case after due inquiry.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages, hours, workplace safety and insurance or pay equity.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any actual liability, debt, obligation, loss, damage, cost or expense (including reasonable costs of investigation and defense and reasonable attorney’s fees, costs and expenses); provided, that “Liability” shall exclude any indirect, incidental, consequential, speculative or punitive damages or any diminution of value or lost profits or loss of future revenues or income, other than any indirect, incidental, consequential, speculative or punitive damages required to be paid and actually paid by an Indemnified Party to any Person arising out of a Third Party Claim, which damages shall be deemed to be Liabilities of the Indemnified Party required to pay such damages.

“License” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any Liability, whether or not involving a Third Party Claim.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a long-term material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments to the extent attributable to: (a) conditions affecting the U.S. economy as a whole; (b) an earthquake or other natural disaster; (c) a change in accounting rules or applicable Laws, (d) the announcement of the Contemplated Transactions, (e) any action taken by the Person in accordance with this Agreement or with the prior written consent of the other party to this Agreement, (f) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (g) with respect to Buyer only, a change in the market price of the Buyer Common Stock in the U.S. securities or financial markets (but not any change, effect, event, occurrence, state of facts or developments underlying such decrease to the extent that such any change, effect, event, occurrence, state of facts or developments would otherwise constitute a Material Adverse Effect); (h) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any facts, circumstances or conditions generally affecting the industry sectors in which the Person operates, or (i) with respect to the Buyer only, any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, which, in the case of any of the foregoing clauses (a), (c) or (i) does not disproportionately affect such Person or any of its Subsidiaries relative to other companies in the industries in which they operate.

“Merger Consideration” means, collectively, the Cash Merger Consideration, the Cash in Lieu of Stock Payment, the Buyer Common Stock Merger Consideration and the Buyer Preferred Stock Merger Consideration.

“Multiemployer Plan” means any Company Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Mutual Nondisclosure Agreement” means the Mutual Nondisclosure Agreement between Buyer and JMI, dated December 21, 2011.

“Net Closing Cash” means the Company’s cash, cash equivalents and short-term investments minus interest-bearing Indebtedness and Transaction Expenses, in each case as determined in accordance with GAAP calculated immediately before, and without giving effect to, the Closing (provided, that any such Indebtedness or Transaction Expenses which will be paid by reduction of the Closing Cash Payment shall not be deducted from Net Closing Cash).

“Net Working Capital” means Current Assets minus Current Liabilities, in each case calculated immediately before, and without giving effect to, the Closing.

“Non-Accredited Equityholder” means any Equityholder who is not an Accredited Equityholder.

“Non-Participating Optionee” means a holder of Vested Company Options who shall receive pursuant to Section 3.2(b)(iii) an aggregate amount of less than $10,000 and is designated as such on the Allocation Schedule.

“Non-Participating Optionee Escrow Amount” means the product of (x) the sum of the Escrow Cash Per Share Amount and the Escrow Cash in Lieu of Stock Per Share Amount and (y) the number of Common Stock Equivalents held by the Non-Participating Optionees.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License.

“Option” means any option to purchase Company Common Stock.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permitted Liens” means: (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP; and (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Principal Stockholder Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Authority), and the first sentence of 5.4 (Shares of Company Common Stock or Company Preferred Stock).

“Pro Rata Portion” means, with respect to any Equityholder other than JMI, the applicable percentages set forth opposite such Equityholder’s name under the column headings “Pro Rata Portion — Cash” and “Pro Rata Portion — Common Stock” on the Allocation Schedule.

“Replaced Shares” means a number of shares of Buyer Common Stock equal to the Cash in Lieu of Stock Payment divided by the Buyer Common Stock Value.

“Representative” means the Initial Representative or any successor representative of the Equityholders other than JMI appointed in accordance with the terms of this Agreement.

“Required Vote” means the affirmative vote of the holders of a majority of the Company Preferred Stock and the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together on an as-converted to Common Stock basis.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Certificate of Designations” means the Certificate of Designations of Buyer Series A Preferred Stock in the form attached hereto as Exhibit B.

“Social Networking Accounts” means any internet social media accounts in the name of the Company (or any other party on behalf of the Company), including on Facebook.com, Twitter.com, Youtube.com, or other web sites.

“Software” means all computer programs (whether in source code or object code form), data bases, compilers, compilations, software libraries, source code annotations, software architecture designs, layouts and development tools and the programmers’ notes or logs, user, operator and training manuals or documentation, build instructions, and information related to any of the foregoing.

“Stockholder” means each holder of Company Common Stock or Company Preferred Stock immediately prior to the First Merger Effective Time.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management.

“Surrender Agreement” means the option cash-out agreement and release in substantially the form attached as Exhibit F-1 for holders of Options that are Accredited Equityholders and in the substantially the form attached as Exhibit F-2 for holders of Options that are Non-Accredited Equityholders.

“Taxes” means: (a) any taxes, levies, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, escheat, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and (iii) customs duties; and (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, or (ii) being included (or being required to be included) in any Tax Return related to such group.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” means a Person (other than a Buyer Indemnified Party or Stockholder Indemnified Party) who or that is not a party to this Agreement.

“Transaction Documents” means this Agreement, the Investors’ Rights Agreement and the Escrow Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred by the Company prior to the Effective Time, in each case in connection with the Contemplated Transactions and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments required to be made by the Company to any employee of the Company or any of its Affiliates as a result of the execution of this Agreement or in connection with or as a result of the consummation of the transactions contemplated by this Agreement, provided, however, the parties have agreed that only $47,500 of the bonus payments payable pursuant to the Integration Bonus Agreements set forth on the Company Disclosure Schedule shall be treated as Transaction Expenses; (d) the Escrow Expense Fund; and (e) to the extent not paid, any other fees, costs and expenses payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions. The parties have agreed to treat the Surviving Company’s employment tax liability arising from the payments made to holders of Vested Company Options pursuant to Section 3.2 as Transaction Expenses.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

“Warrants” means any warrants to purchase Company Common Stock.

1.2. Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	3.5 (b)
Aggregate Exercise Price	3.2
Agreed Amount	3.8 (d)
Agreement	Preamble
Allis	Recitals
Applicable Escrow Property	3.8(b)(ii)
Audited Balance Sheet	4.8
Audited Financial Statements	4.8
Buyer	Preamble
Buyer Holdback Fund	3.7
Buyer Indemnification Threshold	10.5 (e)
Buyer Indemnified Parties	10.2
Buyer Tax Opinion	Recitals
Buyer Tax Provisions	8.4
Cancelled Shares	3.1 (b)
Certificate	3.4 (a)
Claim Notice	3.8 (a)
Claimed Amount	3.8 (a)
Closing	2.2
Closing Buyer Common Stock	3.1I (i)
Closing Date	2.2
Closing Statement	3.5 (a)
Company	Preamble
Company Common Stock	Recitals
Company Licenses	4.23
Company Preferred Stock	Recitals
Company Series A Preferred Stock	Recitals
Company Series A-1 Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Shareholder Approval	7.6
Company Tax Opinion	Recitals
Confidentiality Agreement	Recitals
Contest	8.1 (a)
Contested Amount	3.8 (b)
Delaware Law	Recitals
DGCL	Recitals
Dispute	3.5 (b)
Dissenting Shares	3.6 (a)
DLLC	Recitals
Employment Agreement	Recitals
Equityholder Indemnification Threshold	10.5 (d)
Equityholders	Recitals
Estimated Adjustment Amount	3.5 (a)
Estimated Closing Date Balance Sheet	Recitals
Exchange Act	5.4
Exchange Agent	3.4 (a)
Exchange Fund	3.4 (a)
Expiration Date	10.1
Expiration Date Distribution Amount	10.3 (b)
Final Adjustment Amount	3.5 (d)
Final Distribution Amount	10.3 (c)
Final Judgment	3.8 (e)
Financial Statements	4.8
First Certificate of Merger	2.2
First Merger	Recitals
First Merger Effective Time	2.2
Houghton	Recitals
Indemnified Company Party	7.4 (a)
Indemnified Party	10.7 (a)
Indemnifying Party	10.7 (a)
Initial Representative	Preamble
Interim Distribution Amount	10.3 (c)
Interim Financial Statements	4.8
Investors’ Rights Agreement	Recitals
JMI	Recitals
Key Contracts	4.12 (a)
Latest Balance Sheet	4.8
Leases	4.15
Letter of Transmittal	3.4 (a)
Merger Sub (Corp)	Preamble
Merger Sub (LLC)	Preamble
Mergers	Recitals
Oakley	Recitals
Objections Statement	3.5 (b)
Pending Indemnification Claim	10.3 (b)
Pre-Closing Tax Period	8.2 (b)
Pre-Closing Taxes	10.2(b)(iv)
Principal Stockholders	Preamble
Response Notice	3.8 (b)
Restrictive Covenants Agreement	Recitals
Sarbanes-Oxley Act	6.8
Second Certificate of Merger	2.2
Second Merger	Recitals
Second Merger Effective Time	2.2
Stockholder Indemnified Parties	10.4
Surrender Agreement	Recitals
Surviving Company	Recitals
Tangible Property	4.16
Tax Sharing Agreements	4.11 (h)
Third Party Claim	10.7 (a)

1.3. Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all later amendments, supplements or modifications must also be listed on such schedule;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II
THE MERGERS

2.1. The Mergers. At the First Merger Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub (Corp) shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub (Corp) shall cease, and (iii) the Company shall be the surviving company of the First Merger and shall continue its legal existence pursuant to the DGCL. Immediately thereafter, at the Second Merger Effective Time, subject to the terms and conditions of this Agreement and in accordance with Delaware Law, (i) the Company, as the surviving company of the First Merger, shall be merged with and into Merger Sub (LLC), (ii) the separate corporate existence of the Company shall cease, and (iii) Merger Sub (LLC) shall be the Surviving Company of the Second Merger and shall continue its legal existence pursuant to Delaware Law.

2.2. Effective Time; Closing Date. The closing of the Mergers (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102, at 10:00 a.m. local time on the date hereof or on such other date, time and place as the Company and the Buyer may mutually agree in writing (the “Closing Date”). On the Closing Date as soon as practicable following the Closing, the Company and Merger Sub (Corp) shall cause the First Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit A-1 (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware and the parties hereto shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the First Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed in accordance with the provisions of the DGCL, or at such later time as may be stated in the First Certificate of Merger (the date and time when the First Merger is effective, the “First Merger Effective Time”). Immediately after the filing of the First Certificate of Merger, the Company, as the surviving company of the First Merger, and Merger Sub (LLC) shall cause the Second Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit A-2 (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware and the parties hereto shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed in accordance with the provisions of the DGCL, or at such later time as may be stated in the Second Certificate of Merger, which in all events shall be immediately subsequent to the First Merger Effective time (the date and time when the Second Merger is effective, the “Second Merger Effective Time”).

2.3. Effect of the Mergers. At the First Merger Effective Time, the effect of the First Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub (Corp) shall vest in the Company as the surviving company of the First Merger, and all debts, liabilities, obligations and duties of the Company and Merger Sub (Corp) shall become the debts, liabilities, obligations and duties of the Company as the surviving company of the First Merger. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company, as the surviving company of the First Merger, and Merger Sub (LLC) shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company, as the surviving company of the First Merger, and Merger Sub (LLC) shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.4. Organizational Documents. At the First Merger Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the First Merger Effective Time, shall continue to be the certificate of incorporation of the Company as the surviving company of the First Merger, until thereafter amended as provided by Law and such certificate of incorporation.

At the Second Merger Effective Time:

(a) The certificate of formation of Merger Sub (LLC), as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by Law and such certificate of formation, except that the name of the Surviving Company shall be “iContact LLC”.

(b) The operating agreement of Merger Sub (LLC), as in effect immediately prior to the Second Merger Effective Time, shall be the operating agreement of the Surviving Company, until thereafter amended as provided by Law and such operating agreement.

2.5. Manager and Officers. From and after the Second Merger Effective Time, (a) the Manager of Merger Sub (LLC) serving immediately prior to the Second Merger Effective Time shall be the Manager of the Surviving Company and (b) the officers of Merger Sub (LLC) serving immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

2.6. Further Assurances. If, at any time after the Second Merger Effective Time, Buyer or the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of any of the Company, Merger Sub (LLC) or Merger Sub (Corp), or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and managers, as applicable, or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub (LLC) or Merger Sub (Corp), as applicable, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Merger Sub (LLC) or Merger Sub (Corp), as applicable, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company, Merger Sub (LLC) or Merger Sub (Corp), as applicable, and otherwise to carry out the purposes of this Agreement.

2.7. Tax Consequences. The parties intend that, for federal income tax purposes, the Mergers, taken together, shall constitute an integrated transaction that is characterized as a merger of the Company directly with and into the Buyer that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, with the Capital Stock of the Company converted in such merger into the right to receive the consideration provided for in this Agreement, and that Buyer and Company are parties to such reorganization within the meaning of Section 368(b) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Reg. §§ 1.368-2(g) and 1.368-3(a).

ARTICLE III
EFFECTS OF THE MERGERS; CONSIDERATION

3.1. Conversion of Capital Stock of the Company. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub (Corp), the Buyer, or the holders of any of the Capital Stock of the Company:

(a) Each share of common stock of Merger Sub (Corp) issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one share of common stock in the surviving company of the First Merger owned by Buyer;

(b) all Capital Stock of the Company that is owned by the Company as treasury stock shall be canceled, retired and shall cease to exist, without any conversion thereof, and no distribution shall be made with respect thereto (the “Cancelled Shares”);

(c) except for Cancelled Shares and Dissenting Shares (in accordance with Section 3.6):

(i) each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the First Merger Effective Time other than the JMI Shares and held by an Accredited Equityholder shall be converted into the right to receive (A) a cash amount equal to (1) the Closing Cash Per Share Participating Amount, to be paid pursuant to Section 3.4, as adjusted pursuant to Section 3.5, (2) the Escrow Cash Per Share Amount, pursuant to Section 3.7 and subject thereto and (3) the Additional Escrow Amount per Escrow Participating Share, pursuant to Section 3.7 and subject thereto and (B) a number of             shares of Buyer Common Stock equal to (1) the Closing Common Stock Per Share Amount, issued pursuant to Section 3.4 and (2) the Escrow Common Stock Per Share Amount, pursuant to Section 3.7 and subject thereto;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Non-Accredited Equityholder shall be converted into the right to receive a cash amount equal to (A) the Closing Cash Per Share Participating Amount, to be paid pursuant to Section 3.4, as adjusted pursuant to Section 3.5, (B) the Closing Cash in Lieu of Stock Per Share Amount, to be paid pursuant to Section 3.4, (C) the Escrow Cash Per Share Amount, pursuant to Section 3.7 and subject thereto, and (D) the Escrow Cash in Lieu of Stock Per Share Amount, pursuant to Section 3.7 and subject thereto and (E) the Additional Escrow Amount Per Escrow Participating Share, pursuant to Section 3.7 and subject thereto; and

(iii) each JMI Share shall be converted into the right to receive (1) the Closing Preferred Stock Per Share Amount, issued pursuant to Section 3.4 and (2) the Escrow Preferred Stock Per Share Amount, pursuant to Section 3.7 and subject thereto; and

(d) immediately after the First Merger Effective Time, all Capital Stock of the Company, including any Options and Warrants, shall no longer be outstanding and, to the extent outstanding, shall automatically be canceled and retired, or converted in accordance with the terms of this Agreement.

(e) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Company, Merger Sub (LLC) or the Buyer, (i) the membership interest of Merger Sub (LLC) issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one membership interest in the Surviving Company owned by the Buyer, and (ii) all Capital Stock of the surviving company of the First Merger shall be canceled, retired and shall cease to exist, without any conversion thereof, and no distribution shall be made with respect thereto.

3.2. Warrants and Options.

(a) Prior to the First Merger Effective Time, the Company will take necessary action so that each Warrant that is unexpired, unexercised and outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, shall be automatically cancelled and terminated as of the First Merger Effective Time. Upon the cancellation thereof, each Warrant that is vested (after giving effect to any applicable acceleration of vesting) (a “Vested Company Warrant”) shall be converted into the right to receive in respect of each share of Company Common Stock that was issuable upon exercise of such Vested Company Warrant immediately prior to the First Merger Effective Time: (A) a cash amount equal to (1) the Closing Cash Per Share Participating Amount, to be paid pursuant to Section 3.4, as adjusted pursuant to Section 3.5, less the applicable exercise price per share of such Vested Company Warrant, (2) the Escrow Cash Per Share Amount, pursuant to Section 3.7 and subject thereto and (3) the Additional Escrow Amount Per Escrow Participating Share, pursuant to Section 3.7 and subject thereto, and (B) a number of shares of Buyer Common Stock equal to (1) the Closing Common Stock Per Share Amount, issued pursuant to Section 3.4 and (2) the Escrow Common Stock Per Share Amount, pursuant to Section 3.7 and subject thereto.

(b) Prior to the First Merger Effective Time, the Company will take necessary action so that each Option that is unexpired, unexercised and outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, shall be automatically cancelled and terminated as of the First Merger Effective Time. Upon the cancellation thereof, each Option that is vested (after giving effect to any applicable acceleration of vesting) (a “Vested Company Option”) shall be converted into the right to receive in respect of each share of Company Common Stock that was issuable upon exercise of such Vested Company Option immediately prior to the First Merger Effective Time an amount determined as follows:

(i) For Vested Company Options held by Accredited Equityholders: (A) a cash amount equal to (1) the Closing Cash Per Share Participating Amount, to be paid by the Surviving Company on the first payroll following receipt of a Surrender Agreement by the Surviving Company, as adjusted pursuant to Section 3.5, less the applicable exercise price per share of such Vested Company Option, (2) the Escrow Cash Per Share Amount, pursuant to Section 3.7 and subject thereto, to be paid by the Surviving Company and (3) the Additional Escrow Amount Per Escrow Participating Share, pursuant to Section 3.7 and subject thereto, to be paid by the Surviving Company, and (B) a number of shares of Buyer Common Stock equal to (1) the Closing Common Stock Per Share Amount, issued pursuant to Section 3.4 and (2) the Escrow Common Stock Per Share Amount, pursuant to Section 3.7 and subject thereto.

(ii) For Vested Company Options held by Non-Accredited Equityholders who are Escrow Participants: a cash amount equal to (1) the Closing Cash Per Share Participating Amount, to be paid by the Surviving Company on the first payroll following receipt of a Surrender Agreement by the Surviving Company, as adjusted pursuant to Section 3.5, less the applicable exercise price per share of such Vested Company Option, (2) the Closing Cash in Lieu of Stock Per Share Amount, (2) the Escrow Cash Per Share Amount, pursuant to Section 3.7 and subject thereto, to be paid by the Surviving Company, (3) Escrow Cash in Lieu of Stock Per Share Amount, pursuant to Section 3.7 and subject thereto, to be paid by the Surviving Company and (5) the Additional Escrow Amount Per Escrow Participating Share, pursuant to Section 3.7 and subject thereto, to be paid by the Surviving Company.

(iii) For Vested Company Options held by Non-Accredited Equityholders who are Non-Participating Optionees, a cash amount equal to the sum of the Closing Cash Per Share Amount, the Closing Cash in Lieu of Stock Per Share Amount and the Escrow Cash Per Share Amount, to be paid by the Surviving Company on the first payroll following receipt of a Surrender Agreement by the Surviving Company, as adjusted pursuant to Section 3.5, less the applicable exercise price per share of such Vested Company Option.

3.3. Withholding. Each of the Buyer and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable hereunder to any Person such consideration as it is required to deduct and withhold under any provision of any Law respecting Taxes applicable to such Person. To the extent that any consideration is so deducted and withheld, such deducted and withheld consideration shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.4. Payment and Exchange Procedures.

(a) The Buyer has appointed American Stock Transfer & Trust Company as paying and exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates (“Certificates”) of the Company Common Stock and the Company Preferred Stock, for the Merger Consideration, in accordance with the terms of this Agreement and for making payments of the Merger Consideration to the Equityholders except for the payments of cash to the holders of Vested Company Options which shall be made by the Surviving Company in accordance with Section 3.2(b). As soon as reasonably practicable after the First Merger Effective Time, the Buyer will cause the Exchange Agent to send, to the extent not already sent by the Company prior to Closing, to each holder of record of shares of Company Common Stock, Company Preferred Stock and Warrants, as of the First Merger Effective Time, whose shares of Company Common Stock, Company Preferred Stock and Warrants were converted or exchanged, as applicable, into the right to receive a portion of the Merger Consideration pursuant to Section 3.1, a letter of transmittal substantially in the form of Exhibit H (each, a “Letter of Transmittal), which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and, if applicable, copies of cancelled Vested Company Warrants, to the Exchange Agent, including instructions for use in effecting the surrender of such Certificates to the Exchange Agent in exchange for a portion of the Merger Consideration. On or prior to the Closing Date, the Buyer shall cause to be deposited with the Exchange Agent the Closing Cash Payment (minus (x) the Closing Cash Vested Company Option Payment which shall be paid to the Surviving Company for payment to the holders of Vested Company Options pursuant to Section 3.2(b) and (y) the aggregate amount of the Additional Escrow Amount Per Escrow Participating Share delivered to the Escrow Agent pursuant to Section 3.1(c), which shall be paid to the Surviving Company for payment to the holders of Vested Company Options pursuant to Section 3.2(b)(iii)), the Closing Cash in Lieu of Stock Payment (minus the portion of the Closing Cash in Lieu of Stock Payment payable to the holders of Vested Company Options who are Non-Accredited Equityholders) which shall be paid to the Surviving Company for payment to the holders of Vested Company Options who are Non-Accredited Equityholders pursuant to Section 3.2(b)(ii), the Closing Buyer Common Stock Payment (which shall be in non-certificated book-entry form) and the shares of Closing Preferred Stock (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable payments of the Closing Cash Payment, the Closing Buyer Common Stock Payment, the Closing Cash in Lieu of Stock Payment and the shares of Closing Preferred Stock to the Equityholders out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Notwithstanding anything to the contrary in this Agreement, the Buyer shall cause the shares of Closing Preferred Stock to be delivered to JMI at the Closing subject to the Buyer’s receipt at or prior to the Closing of Certificates representing all of the JMI Shares and a Letter of Transmittal duly executed by JMI.

(b) Each holder of shares of Company Common Stock, Company Preferred Stock, Options and Warrants that have been converted or exchanged, as applicable, into the right to receive a portion of the Exchange Fund, upon surrender to the Exchange Agent of a Certificate, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto or, if applicable, a properly completed and duly executed Surrender Agreement, and such other documents as may reasonably be required by the Buyer or the Exchange Agent, will be paid in exchange therefor cash, shares of Buyer Common Stock (which shall be in non-certificated book-entry form) (and cash in lieu of fractional shares) and/or shares of Buyer Series A Preferred Stock representing, in the aggregate, the portion and type of the Exchange Fund that such holder has the right to receive pursuant to the provisions of this Article III (less any required Tax withholding). Such cash and/or shares shall be paid as promptly as practicable (but in any event within two Business Days) after receipt by the Exchange Agent of the Certificates and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any consideration from the Exchange Fund. Until so surrendered, each such Certificate shall, after the First Merger Effective Time, represent for all purposes only the right to receive such portion and type of the Merger Consideration as contemplated by Sections 3.1 and 3.2.

(c) If any shares issuable under this Article III are to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the shares issuable hereunder shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the First Merger Effective Time, the Company shall not register the transfer of shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants. From and after the First Merger Effective Time, the holders of Certificates representing shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants except as otherwise provided in this Agreement or by applicable Law. If, after the First Merger Effective Time, Certificates are presented to the Exchange Agent or the Buyer, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants six months after the First Merger Effective Time shall be returned to the Buyer, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants for a portion of the Merger Consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to the Buyer for delivery of the applicable portion of the Merger Consideration in respect of such holder’s shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants. Notwithstanding the foregoing, neither the Buyer, the Surviving Company nor the Company shall be liable to any holder of shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants for any consideration delivered to a public official pursuant to applicable abandoned property Laws. Any portion of the Merger Consideration payable in accordance with this Agreement remaining unclaimed by holders of shares of Company Common Stock, shares of Company Preferred Stock, Options or Warrants immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

3.5. Cash Consideration Adjustments.

(a) Closing Statement. Included on the Estimated Closing Date Balance Sheet are estimates of the (i) Net Closing Cash, (ii) Transaction Expenses, (iii) Net Working Capital, and (iv) the Adjustment Amount (such item (iv), the “Estimated Adjustment Amount”). Within 90 days following the Closing Date, the Buyer shall prepare and deliver to the Representative and JMI a balance sheet of the Company as of the Closing and a certificate executed by an executive officer of the Buyer (the “Closing Statement”) setting forth the Buyer’s determination of the actual (i) Net Closing Cash, (ii) Transaction Expenses, (iii) Net Working Capital, and (iv) the Adjustment Amount, in each case determined in accordance with GAAP consistent with the Company’s past practices (to the extent such past practices were in accordance with GAAP). Following delivery of the Closing Statement, the Buyer shall provide the Representative and JMI with trial balances and supporting schedules relevant to such determinations prepared by Buyer or its accountants. Buyer shall also provide the Representative and its accountants with timely access, during the Buyer’s normal business hours, to the personnel, properties, books and records of Buyer, Merger Sub (Corp), Merger Sub (LLC) and the Surviving Company as may be reasonably requested by the Representative to the extent related to the determination of the items set forth on the Closing Statement.

(b) Dispute Resolution. Within 30 days after the Representative’s receipt of the Closing Statement, the Representative shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Representative accepts the Closing Statement or does not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties. If the Representative does deliver an Objections Statement within such 30-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all Disputes during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Ernst & Young LLP or, if Ernst & Young LLP is not available for such assignment, such other nationally or regionally recognized accounting firm upon which the Buyer and the Representative shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be borne solely by the Buyer if the Buyer is the non-prevailing party or solely by the Equityholders if the Representative is the non-prevailing party. For purposes of the preceding sentence, the “non-prevailing party” shall be the party whose proposed calculation of the Adjustment Amount submitted to the Accounting Firm was further from the calculation of the Adjustment Amount as finally determined. If the Equityholders are required to bear the fees, costs and expenses of the Accounting Firm, such fees, costs and expenses shall be satisfied through the payment of such fees, costs and expenses by the Buyer and a deduction of the amount thereof from the Escrow Cash Amount. In such event the Buyer and the Representative shall instruct the Escrow Agent to release such amount from the Escrow Cash Amount to the Buyer.

(d) Final Adjustment Amount. As used herein, “Final Adjustment Amount” means (i) if the Representative accepts the Closing Statement in writing or fails to deliver an Objections Statement within the time period specified in Section 3.5(b), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount set forth in the Closing Statement is resolved by resolution of the Buyer and the Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 3.5(b), the Adjustment Amount as so resolved. If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then the Buyer shall promptly (but in any event within five Business Days following the determination of the Final Adjustment Amount) deliver cash in the amount of such difference to the Exchange Agent, for distribution to the Equityholders other than JMI (based on their respective Pro Rata Portions). If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then the Buyer and the Representative shall instruct the Escrow Agent to deliver from the Escrow Cash Amount an amount in cash from the Escrow Fund equal to such difference. All consideration payable pursuant to this Section 3.5 shall be treated by all parties for tax purposes as adjustments to the consideration payable by the Buyer under Article III.

3.6. Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the consideration payable in accordance with Article III, but shall be entitled to only such rights as are granted by the DGCL. The Buyer shall be entitled to retain any portion of the Merger Consideration payable by the Buyer under Article III that would otherwise have been paid to holders of such Dissenting Shares pending resolution of the claims of such holders, and the Equityholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 3.6(a), if any holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the First Merger Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, shall automatically be converted into the right to receive the applicable consideration payable by the Buyer under Article III, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the certificate or certificates representing such shares of Company Common Stock or Company Preferred Stock.

(c) Notice of Dissenting Shares. The Surviving Company shall give the Buyer: (i) prompt notice of any demands for appraisal of shares of Company Common Stock or Company Preferred Stock received by the Surviving Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Surviving Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Surviving Company shall not, except with the prior written consent of the Buyer and the Representative, make any payment with respect to any demands for appraisal of shares of Company Common Stock or Company Preferred Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

3.7. Escrow of Buyer Holdback Fund. At the Closing, the Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement the Escrow Cash Amount (including the Escrow Note), the Escrow Common Stock and the Escrow Preferred Stock (collectively, the “Buyer Holdback Fund”). The Buyer Holdback Fund shall be used to satisfy certain claims of the Buyer Indemnified Parties for indemnification pursuant to Article X, if any, made from and after the Closing but on or before the Expiration Date, or to cover any payments required from the Equityholders by Section 3.5. All payments to be made pursuant to this Agreement to the Buyer from the Buyer Holdback Fund shall be effected by transferring from the Escrow Agent to the Buyer (a) first, reduction of the principal amount of the Escrow Note to the extent then being held in the Buyer Holdback Fund, (b) second, cash to the extent then being held in the Buyer Holdback Fund, (c) third, shares (which may include fractional shares) of Buyer Common Stock then being held in the Buyer Holdback Fund, based on the Buyer Common Stock Value, as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar change affecting the Buyer Common Stock, and (d) fourth, shares (which may include fractional shares) of Buyer Series A Preferred Stock based on a value of $77.30 per share of Buyer Series A Preferred Stock, as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar change affecting the Buyer Series A Preferred Stock. The Escrow Agent shall hold the Buyer Holdback Fund and release cash or shares within such Buyer Holdback Fund solely pursuant to the provisions of this Agreement and the Escrow Agreement. Except for dividends paid in stock declared with respect to the shares of Buyer Common Stock and Buyer Series A Preferred Stock held in the Buyer Holdback Fund which shall be delivered by Buyer to the Exchange Agent and shall be treated as part of the Buyer Holdback Fund, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Buyer Common Stock will be delivered to the Equityholders based on their Pro Rata Portions and dividends payable in securities or other distributions of any kind made in respect of the Buyer Series A Preferred Stock will be delivered to JMI. Each Equityholder will have voting rights with respect to the shares of Buyer Common Stock and Buyer Series A Preferred Stock held in the Buyer Holdback Fund with respect to such Equityholder so long as such shares are held in escrow, and Buyer will take, and will cause the Escrow Agent to take, all reasonable steps necessary to enable the exercise of such rights. While the shares of Buyer Common Stock and Buyer Series A Preferred Stock held in the Buyer Holdback Fund remain in the Escrow Agent’s possession pursuant to this Agreement, the Equityholders will retain and will be able to exercise all other incidents of ownership of such shares which are not inconsistent with the terms and conditions of this Agreement. For purposes of federal and other taxes based on income, the parties agree that the Buyer will be treated as the owner of the Escrow Cash Amount and will be obligated to report all income, if any, that is earned on, or derived from, the Escrow Cash Amount as income of the Buyer, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto. For purposes of federal and other taxes based on income, the parties agree that the Equityholders other than JMI will be treated as the owner of the Buyer Common Stock held in the Buyer Holdback Fund and will be obligated to report all income, if any, that is earned on, or derived from, the Buyer Common Stock held in the Buyer Holdback Fund as income of the Equityholders other than JMI, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto.  For purposes of federal and other taxes based on income, the parties agree that JMI will be treated as the owner of the Buyer Series A Preferred Stock held in the Buyer Holdback Fund and will be obligated to report all income, if any, that is earned on, or derived from, the Buyer Series A Preferred Stock held in the Buyer Holdback Fund as income of JMI, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto.

3.8. Administration of Buyer Holdback Fund. Except as otherwise provided herein, the Buyer Holdback Fund shall be administered as follows:

(a) If Buyer, on behalf of itself or any Buyer Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification or reimbursement under Article X of this Agreement, Buyer shall, on behalf of itself or such Buyer Indemnified Party, deliver a written claim notice (a “Claim Notice”) to the Representative, JMI and to the Escrow Agent. No Claim Notice may be delivered after the Expiration Date. Each Claim Notice shall state or provide (i) that such Buyer Indemnified Party believes that it is entitled to indemnification or reimbursement pursuant to Article X, (ii) a reasonably detailed description of the circumstances supporting the basis for such Buyer Indemnified Party’s belief that it is entitled to indemnification or reimbursement under Article X, and (iii) to the extent estimable, the estimated amount of Losses such Buyer Indemnified Party claims to have so incurred or suffered (the “Claimed Amount”) provided, that the failure of the Buyer Indemnified Party to provide the information set forth in Section 3.8(a)(ii) and (iii) shall not relieve the Indemnifying Party of its obligations under Article X except to the extent that such failure shall materially prejudice any defense or claim available to the Indemnifying Party.

(b) Within thirty (30) days after receipt by the Representative and JMI of a Claim Notice, the Representative and JMI shall deliver to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which the Representative and JMI either: (i) agree that an amount of the Escrow Note, cash, Buyer Common Stock and/or Buyer Series A Preferred Stock, determined in accordance with Section 3.7 (the “Applicable Escrow Property”) equal to the full Claimed Amount may be released from the Buyer Holdback Fund to the Buyer Indemnified Party; (ii) agree that an amount of Applicable Escrow Property equal to part, but not all, of the Claimed Amount may be released from the Buyer Holdback Fund to the Buyer Indemnified Party (or, in the case of the Escrow Note, the principal balance of such Escrow Note may be reduced); or (iii) indicate that no part of the Buyer Holdback Fund may be released from the Buyer Holdback Fund to the Buyer Indemnified Party in respect of the Claimed Amount. The Response Notice shall also contain a reasonably detailed description of the basis for the Representative’s belief that all or a portion of the Claimed Amount shall not be released; provided, that any failure to provide such description shall not make such notice invalid in any respect. Any part of the Claimed Amount that is not agreed to be released to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount.”

(c) If the Representative and JMI deliver a Response Notice agreeing that an amount of Applicable Escrow Property equal to the full Claimed Amount may be released from the Buyer Holdback Fund to the Buyer Indemnified Party, or if neither the Representative nor JMI deliver a Response Notice on a timely basis in accordance with Section 3.8(b), the Representative, JMI and the Buyer shall within two (2) Business Days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within two (2) Business Days following the expiration of the 30-day period referred to in Section 3.8(b)), deliver to the Escrow Agent joint written instructions to release from the Buyer Holdback Fund to the Buyer Indemnified Party such amount of Applicable Escrow Property equal to the Claimed Amount (plus a pro rata portion of the interest and investment income deposited in the Buyer Holdback Fund from the date hereof which is attributable to such Claimed Amount) with such distribution to be made in accordance with Section 3.7.

(d) If the Representative and JMI deliver a Response Notice agreeing that an amount of Applicable Escrow Property equal to or less than the full Claimed Amount may be released from the Buyer Holdback Fund to the Buyer Indemnified Party (the “Agreed Amount”), the Representative, JMI and the Buyer shall, within two (2) Business Days following the receipt of such Response Notice, deliver to the Escrow Agent joint written instructions to release from the Buyer Holdback Fund to the Buyer Indemnified Party an amount of Applicable Escrow Property equal to the Agreed Amount (plus a pro rata portion of the interest and investment income deposited in the Buyer Holdback Fund from the date hereof which is attributable to such Agreed Amount) with such distribution to be made in accordance with Section 3.7.

(e) If the Representative or JMI delivers a Response Notice indicating that there is a Contested Amount, the Escrow Agent shall not pay the Contested Amount to the applicable Buyer Indemnified Party until such Contested Amount is resolved pursuant to Section 3.8(f).

(f) If the Representative or JMI delivers a Response Notice indicating that there is a Contested Amount, the Representative, JMI and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to the claims underlying such Contested Amount. If the Representative, JMI and the Buyer reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such agreement would result in a payment from the Buyer Holdback Fund to the Buyer Indemnified Parties, the Representative, JMI and the Buyer shall deliver to the Escrow Agent joint written instructions to release from the Buyer Holdback Fund to the Buyer Indemnified Party such amount (plus a pro rata portion of the interest and investment income deposited in the Buyer Holdback Fund from the date hereof which is attributable to such Agreed Amount), with such distribution to be made in accordance with Section 3.7. If no such agreement can be reached after good faith negotiation within 45 days after delivery of the Response Notice, Buyer, JMI or the Representative may demand arbitration of the matter unless the Contested Amount is the subject of a pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration. Such arbitration shall be conducted in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association, and shall be presided over by an arbitrator mutually agreed upon by Buyer, on the one hand, and the Representative or JMI, on the other hand (depending on which such party delivered the Response Notice) or, if such parties cannot mutually agree on a single arbitrator, a panel of three (3) arbitrators, one determined by the Buyer, one determined by JMI or the Representative (depending on which such party delivered the Response Notice), and the third mutually agreed on by the other two arbitrators. The decision of the arbitrator or arbitrators, as the case may be, as to the validity and amount of any Claimed Amount shall be final, binding, and conclusive upon the parties to this Agreement and the Buyer Indemnified Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Buyer Holdback Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, or cause such payment to be made (including by executing and delivering mutual written instructions to the Escrow Agent) including any distributions out of the Buyer Holdback Fund, as applicable. The fees, costs and expenses of the arbitrator(s) shall be borne solely by the Buyer if the Buyer is the non-prevailing party or solely by the Equityholders if the Representative is the non-prevailing party. If the Equityholders are required to bear the fees, costs and expenses of the arbitrator(s), such fees, costs and expenses shall be satisfied through the payment of such fees, costs and expenses by the Buyer and a deduction of the amount thereof from the Escrow Cash Amount and, if such amount is not sufficient to pay such fees, costs and expenses, the Equityholders shall pay them on a several basis in accordance with their Consideration Portions. In such event the Buyer, JMI and the Representative shall instruct the Escrow Agent to release such amount from the Escrow Cash Amount to the Buyer.

3.9. Escrow of Escrow Expense Fund. At the Closing, the Company shall deliver the Escrow Expense Fund to the Representative pursuant to wire instructions provided by the Representative. The Escrow Expense Fund shall be available to compensate the Representative for any expenses incurred by the Representative in accordance with its rights and obligations hereunder. For purposes of federal and other taxes based on income, the parties agree that the Escrow Participants will be (i) treated as receiving the Escrow Expense Fund at the Closing, (ii) treated as the owners of the Escrow Expense Fund, and (iii) obligated to report all income, if any, that is earned on, or derived from, the Escrow Expense Fund as income of the Escrow Participants, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto. Upon distribution of any remaining funds in the Escrow Expense Fund to the Escrow Participants, the Representative shall have no obligation to withhold any amount with respect thereto.

3.10. Fractional Shares. No fraction of a share of Buyer Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock, Vested Company Options and Vested Company Warrants who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Buyer Common Stock Value.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Buyer and Merger Sub (Corp) as follows:

4.1. Company Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation in all of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which it is required to be so licensed or qualified, other than any such jurisdiction in which the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has supplied the Buyer with a true, correct and complete copy of the Organizational Documents, each as in effect on the date hereof, of the Company.

4.2. Authorization; Enforceable Agreement.

(a) The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. Subject to the receipt of all required approvals of the Company’s stockholders of this Agreement, the execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Board of Directors of the Company and the Stockholders, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Company is or will be a party, has been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Merger Sub, as applicable, of each Transaction Document, constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement is fair to, and in the best interests of, the Company and its Stockholders, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend that the Company’s Stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

4.3. No Conflict. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Key Contract to which the Company is a party or by which any of the Company’s assets are bound;

(b) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to the Company;

(c) violate or conflict with the Organizational Documents of the Company; or

(d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of the Company.

4.4. No Authorization or Consents Required. No notice to or consent, approval, Order or authorization of, or designation, qualification, declaration or filing with, any Governmental Authority or other Person is required by the Company with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

4.5. Litigation; Orders. There are no pending or, to the Knowledge of the Company, threatened Actions before or by any Governmental Authority or by any other Person against the Company. The Company is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Company to fully consummate the Contemplated Transactions or would have a Material Adverse Effect with respect to the Company.

4.6. Capitalization.

(a) Schedule 4.6(a) sets forth a true, correct and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof, including, with respect to each Option and Warrant, the number of the underlying shares of the Company Common Stock, the date of grant or issuance, as applicable, and the applicable exercise price thereof. All of the Options have been issued pursuant to forms of agreement, copies of which have been provided to the Buyer. The issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. There is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, the Company, or (ii) vote or dispose of any Capital Stock of the Company. Schedule 4.6(b) sets forth a true, correct and complete list of the issued and outstanding Capital Stock of the Company that will be issued and outstanding immediately prior to the Effective Time.

(b) There is no (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any Capital Stock of the Company; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock of the Company.

4.7. Subsidiaries. The Company (a) does not own any Capital Stock of any other Person, and (b) is not obligated to make any investment in or capital contribution to any Person.

4.8. Financial Statements. (i) The Company’s unaudited balance sheet (the “Latest Balance Sheet”) as of December 31, 2011 and the related statements of income and cash flows for the year ended December 31, 2011 (together with the Latest Balance Sheet, the “Interim Financial Statements”), and (ii) the Company’s audited balance sheet (the “Audited Balance Sheet”) and statements of income and cash flows for the fiscal years ended December 31, 2009 and 2010 (together with the Audited Balance Sheet, the “Audited Financial Statements” and together with the Interim Financial Statements, collectively, the “Financial Statements”) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal year-end adjustments. The Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

4.9. No Undisclosed Liabilities. There are no material Liabilities of or with respect to the Company of the type required to be reflected or disclosed on a balance sheet in accordance with GAAP, other than (a) Liabilities set forth, reflected in, reserved against or disclosed, in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Latest Balance Sheet, (c) Liabilities that are reasonably apparent as such from the disclosure on the Company Disclosure Schedule and (d) Liabilities incurred in connection with the Contemplated Transactions.

4.10. Absence of Certain Developments. Since the date of the Latest Balance Sheet (or, in the case of Section 4.10(p), December 1, 2011) through the date of this Agreement, (a) the Company has conducted its business and operated its properties in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect on the Company, and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and (c) the Company has not taken any of the following actions:

(a) amended its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combined or reclassified any Capital Stock of the Company (whether by merger, consolidation or otherwise);

(c) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Capital Stock of the Company (whether by merger, consolidation or otherwise);

(d) directly or indirectly redeemed, repurchased or otherwise acquired any Capital Stock of the Company (whether by merger, consolidation or otherwise);

(e) issued, delivered or sold any Capital Stock of the Company (whether by merger, consolidation or otherwise);

(f) amended any term of any Capital Stock of the Company (whether by merger, consolidation or otherwise);

(g) incurred any capital expenditures or any Liabilities in respect thereof, other than any capital expenditures incurred in the ordinary course of business consistent with past practice and capital expenditures that do not exceed $200,000 individually or $500,000 in the aggregate;

(h) acquired (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(i) sold, leased or otherwise transferred, or created or incurred any Lien on, any assets, securities, properties or interests of the Company, other than in the ordinary course of business consistent with past practice;

(j) acquired, sold, leased, licensed, transferred, pledged, encumbered, granted or disposed of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or entered into any Key Contract, or taken any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or took any action or knowingly omitted to take any action whereby any Company Intellectual Property would reasonably be expected to become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(k) made any loans, advances or capital contributions to, or investments in, any other Person;

(l) created, incurred, assumed, suffered to exist or otherwise been liable with respect to any Indebtedness;

(m) adopted, established, entered into, amended or terminated, or increased the benefits under, any Company Plan, or other employee benefit, plan, practice, program, policy or Contract that would be a Company Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Company Plan or other plan, practice, program, policy or Contract as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code;

(n) granted or increased any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company;

(o) increased the salary of or paid any bonus to any employee of the Company other than in the ordinary course of business, consistent with past practice;

(p) terminated the employment of any employees of the Company;

(q) extended credit or renewed or forgiven a previously existing extension of credit (either directly or indirectly), other than trade credit to customers or advances to employees in the ordinary course of business consistent with past practice;

(r) changed any methods of accounting, except as required by changes in GAAP;

(s) settled (i) any material Action involving or against the Company, or (ii) any stockholder Action against the Company or any of its officers or directors; or

(t) agreed or committed to do any of the foregoing.

4.11. Taxes.

(a) All federal and state Tax Returns and other material Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed. Except as set forth in Schedule 4.11(a) and Schedule 4.11(o), all such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects.

(b) The Company has fully and timely paid all Taxes owed by it (whether or not shown on any Tax Return), and has made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof. The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such Financial Statements. Since the date of such Financial Statements, the Company has not incurred any material Tax Liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company consistent with past practice.

(c) The Company has supplied, or made available to the Buyer true, correct and complete copies of all federal and state Tax Returns and other material Tax Returns, and all examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company for any taxable period. No request for any such waiver or extension is currently pending.

(e) No audit or other Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company. No Governmental Authority has given notice in writing of any intention to assert any deficiency or claim for additional Taxes against the Company. No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(f) There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes which are not yet due.

(g) The Company has not (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law).

(h) Except as set forth on Schedule 4.11(h), the Company is not a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”), and does not have any liability for Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of any Tax Law, as a transferee or successor, or pursuant to a Contract.

(i) Except as set forth on Schedule 4.11(i), the Company has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(j) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k) The Surviving Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the application of Section 481 of the Code or comparable provisions of any Tax Law to the transactions that are the subject of this Agreement.

(l) Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(m) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law. The Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(n) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) The Company is not and has never been a “personal holding company” within the meaning of Section 542 of the Code.

(p) The Company has not taken or agreed to take any action, or is aware of any fact or circumstance with respect to the Company, that would prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code.

(q) The representations in this Section 4.11 and in Section 4.19 (Employee Benefit Plans) shall constitute the Company’s only representations regarding Taxes.

4.12. Contracts.

(a) Schedule 4.12 contains a true, correct and complete list of all Key Contracts as of the date hereof. “Key Contracts” means any Contract to which the Company is a party and which falls within any of the following categories:

(i) any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $100,000 in any calendar year for goods and services furnished to or by the Company;

(ii) any Contract under which the Company would incur any change-in-control payment or similar compensation obligations to any Person, including any employee of the Company, by reason of any Transaction Document or the Contemplated Transactions;

(iii) any Contract under which the Company has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(iv) any joint venture, partnership or limited liability company Contract;

(v) any Contract with another Person which purports to limit or restrict the ability of the Company to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(vi) any Contract with any current or former officer, director, stockholder or Affiliate of the Company, with any family member of any of the foregoing, or with any Affiliate of any such family member;

(vii) any Contract for the sale, transfer or acquisition of any of the assets, Capital Stock or businesses of the Company (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, Capital Stock or businesses of the Company;

(viii) any Contract for capital expenditures involving payments of more than $100,000 individually or in the aggregate;

(ix) any Contract with any labor union or association relating to any current or former employee of the Company;

(x) any other Contract or group of related agreements (other than any employment, severance, retention, non-competition or separation Contract with any current or former director, officer, employee or consultant of the Company), the performance of which requires aggregate payments from the Company in excess of $100,000 per year that is not terminable with less than 60 days notice, or that is otherwise material to the Company.

(b) Prior to the date hereof, the Buyer has been supplied with, or has had made available to it, a true, correct and complete copy of each written Key Contract.

(c) Each Key Contract is a valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach, violation of or default under any Key Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company under any Key Contract or, to the Knowledge of the Company, the other parties thereto.

(d) The Company is not a party to any oral Key Contract other than such oral Key Contracts that are terminable without advance notice by the Company, and without penalty or other premium.

4.13. Customers.

(a) Schedule 4.13 sets forth (i) the number of active customers of the Company as of January 31, 2012, and (ii) the number of new customers of the Company for each month during the fourth quarter of 2011 and for January 2012. To the Knowledge of the Company, none of the execution, delivery or performance of any Transaction Documents to which it is or will be a party will adversely affect the relationship of the Company with any material customer of the Company.

(b) To the Knowledge of the Company, (i) there are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company, and (ii) there are no claims existing and there is no basis for any claim against the Company for injury to persons or property as a result of the sale, distribution, development or manufacture of any product or performance of any service by the Company, including claims arising out of the defective or unsafe nature of its products or services.

4.14. Intellectual Property.

(a) Schedule 4.14(a) contains a complete and accurate list of all Company Products and a true and complete list of each of the Social Networking Accounts. To the Knowledge of the Company, the Company Products do not contain any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data, but excluding in each case key registration and activation mechanisms.

(b) Schedule 4.14(b) contains a true and complete list of all Intellectual Property Registrations and unregistered Marks included in the Owned Intellectual Property, including, as applicable (i) for Marks, the jurisdiction, registration or application date, expiration date, description, classes of goods or services covered, and description, (ii) for copyrights, the registration or application number, date of registration or application, jurisdiction, and description, (iii) for domain names, the name, registrar, contact, and expiration date. There are no patents included in the Intellectual Property Registrations. The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any such Intellectual Property Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Registrations.

(c) Schedule 4.14(c) contains a complete and accurate list of all Contracts to which the Company is a party (i) with respect to Owned Intellectual Property licensed to any third party, or (ii) pursuant to which a third party has licensed any Licensed Intellectual Property to the Company, other than non-disclosure or confidentiality agreements and agreements that are click-through, shrink-wrap or similar mass market agreements. All such Contracts are in full force and effect. The Company is not in material breach of any such Contracts, and, to the Company’s Knowledge, no other party to any such Contract has materially failed to perform thereunder. The consummation of the Contemplated Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any such Contract, nor cause any right in any Owned Intellectual Property to be granted to any third party (excluding any grant made as a result of a Contract to which Buyer or its Affiliates is a party but the Company is not a party).

(d) To the Company’s Knowledge, the Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property used or held for use in the operation of the Company’s business and are adequate to conduct such business as currently conducted. There exist no restrictions on the transfer of the Owned Intellectual Property or any Intellectual Property Right therein, and the Company owns all right, title and interest in and to the Owned Intellectual Property free and clear of any Lien other than non-exclusive licenses. The Company has paid all maintenance fees and filings required to maintain the Intellectual Property Registrations. To the Knowledge of the Company and excluding office actions pertaining to Company Intellectual Property Registrations, none of the Intellectual Property Registrations has been the subject of an opposition or cancellation procedure. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property Rights in the Company Intellectual Property.

(e) All Owned Intellectual Property incorporated into or embodied in any Company Product was developed solely by either (i) employees of the Company acting within the scope of their employment or (ii) by contractors or other third parties who have exclusively licensed to the Company or validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, other than non-waivable moral rights and subject to any statutory reversionary rights under the US Copyright Act.

(f) Except as disclosed on Schedule 4.14(f), the Company has not given to any Person in any Key Contract an indemnity in connection with any Intellectual Property Right that is currently applicable.

(g) To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. To the Knowledge of the Company, there is no claim, action, suit, investigation or proceeding pending or threatened against the Company or any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Company Intellectual Property, (ii) alleging that the use of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported, or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(h) None of the Owned Intellectual Property and, to the Knowledge of the Company, none of the Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part. To the Company’s Knowledge, all of the Company’s rights in the Owned Intellectual Property Rights are valid and enforceable.

(i) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated since January 1, 2011, or is infringing, misappropriating or otherwise violating, any Intellectual Property Right in any Owned Intellectual Property. To the Knowledge of the Company, none of the Company or any Affiliate of the Company has disclosed any of the Company Intellectual Property whose value to the Company is contingent upon maintaining the confidentiality thereof, other than to employees, representatives and agents of the Company, Affiliates of the Company, third-party contractors engaged to assist the Company in its business, or any third parties or as required by law, all of whom are bound by (i) written confidentiality agreements previously disclosed to the Buyer or (ii) legally enforceable confidentiality obligations no less protective than those set forth in such written confidentiality agreements.

(j) All use and distribution of Company Products or any other Copyleft Materials by or through the Company is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Schedule 4.14(j) lists all Open Source Materials used by Company in any of its Products, including in development or testing thereof, and describes (i) the manner in which such Open Source Materials were used, (ii) whether (and, if so, how) the Open Source Materials were modified by or for any of the Company, (iii) whether the Open Source Materials were distributed by or for any of the Company, and (iv) how such Open Source Materials are integrated with or interact with the Company Products or any portion thereof. The Company has not: (i) distributed Open Source Materials in conjunction with or for use with any of Company’s Products; or (ii) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any other Intellectual Property Rights of the Company to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).

4.15. Real Estate; Personal Property. The Company does not own, in whole or in part, any real property. Schedule 4.15 identifies all of the real estate leases and subleases to which the Company is a party (the “Leases”). True and complete copies of the Leases have been provided or made available to the Buyer, together with any amendments, modifications or supplements thereto. The Company has not received any written notice from the landlord or lessor under any of the Leases claiming it is in breach of its obligations under its respective Leases. Except for assets disposed of in the ordinary course of business consistent with past practice since the date of the latest Audited Balance Sheet, the Company owns good and marketable title to, or holds title to, or holds valid and enforceable leases (subject to the Enforceability Exceptions) for, any Tangible Property and personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens.

4.16. Tangible Property. The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the Company (the “Tangible Property”) are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. During the past three years there has not been any significant interruption of the operations of the business of the Company due to inadequate maintenance of the Tangible Property or otherwise.

4.17. Authority to Cancel Options and Warrants. The Company has the authority to cause the unvested portion of all issued and outstanding Options and Warrants to be canceled and cease to exist prior to the Closing as contemplated by Sections 3.1(d) and 3.2 hereof.

4.18. Labor Matters.

(a) Since January 1, 2011, the Company has been in material compliance with all applicable Labor Laws.

(b) No employee of the Company is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, nor is any such Contract currently being negotiated.

(c) The Company is not the subject of, nor, to the Knowledge of the Company, is there threatened, any Action reasonably likely to give rise to a material Liability asserting that the Company has committed an unfair labor practice. There is no pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of the Company by any labor organization.

(d) There is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the three years preceding the date hereof.

(e) To the Knowledge of the Company, no current or former employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement or non-competition agreement.

(f) The Company has no Liabilities with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than as a “non-exempt” employee within the meaning of the Fair Labor Standards Act of 1938, or with respect to any employee leased from another employer.

(g) Neither the Company nor any of its Subsidiaries has incurred any Liability under the WARN Act or any similar Law that remains unsatisfied.

4.19. Employee Benefit Plans.

(a) Schedule 4.19(a) contains a true, correct and complete list of each Company Plan. The Company has no plan or Contract, whether legally binding or not, or has announced (orally or in writing) an intention, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Law or Order, to modify, suspend or terminate any Company Plan.

(b) With respect to each Company Plan, the Company has supplied the Buyer with a true, correct and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description, summary of material modifications and all other material written communications by the Company or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under a Company Plan, (v) for the three most recent years (A) Forms 5500 and attached schedules, (B) Audited Financial Statements, (C) actuarial valuation reports, and (D) all material correspondence with the IRS, the DOL or any other Governmental Authority regarding the operation or the administration of any Company Plan.

(c) (i) Each Company Plan has been established and administered, in all material respects, in accordance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) except as set forth on Schedule 4.19(c), with respect to each Company Plan, all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Plan, have been filed or furnished on a timely basis, (iii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is entitled to rely on an IRS opinion or advisory letter issued to a prototype plan or volume submitter sponsor, that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, (iv) to the Company’s Knowledge, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan and (v) neither the Company nor any Company Plan, has any Liability in respect of, or to the Company’s Knowledge there has not occurred, any non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Company Plan, (vi) each Company Plan subject to Section 409A of the Code is and has been in compliance, in all material respects, in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder, and (vii) neither the Company nor any Company Plan has any Liability in respect of, or to the Company’s Knowledge there has not occurred, any breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Plan.

(d) As of the date of this Agreement, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made under the terms of any Company Plan or in accordance with applicable Law have been timely made or reflected in the Financial Statements, and all contributions or premium payments for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid or accrued in the Financial Statements, in each case, in accordance with the Balance Sheet Rules. All Liabilities of the Company in respect of each Company Plan that have not been paid as of the date of this Agreement, have been properly accrued in the Financial Statements in compliance with the Balance Sheet Rules. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Plan that provides welfare benefits.

(e) The Company has not incurred any Liability in respect of post-employment health, medical or life insurance benefits for any current or former employee of the Company, except as may be required under COBRA at the expense of the employee or former employee or as required pursuant to any existing employment, consulting, severance or other similar individual agreement set forth on Schedule 4.19(e).

(f) None of the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer welfare arrangement” as defined in Section 3(4) of ERISA; or (iv) any other employee benefit plan subject to Title IV of ERISA. No event has occurred and no condition exists that would, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates would reasonably be expected to subject the Company to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders.

(g) With respect to each Company Plan, (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, and no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (ii) no audit or other Action by the DOL, the IRS or any other Governmental Agency is pending, or, to the Knowledge of the Company, threatened, and (iii) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Plan, including with respect to any Company Plan’s compliance with or exemption from Section 409A of the Code.

(h) Except as set forth on Schedule 4.19(h), none of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, director or consultant of the Company, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(i) Each compensatory grant of an equity interest in the Company and all Capital Stock underlying each such grant, either (i) are subject to an effective registration statement under the Securities Act of 1933, or (ii) are exempt from such registration; and each such grant complies in all material respects with all applicable securities Laws.

(j) All Options either have an exercise price per share of Capital Stock that may be purchased thereunder that was not less than the “fair market value” of such share on the date of grant, as determined in accordance with the terms of any applicable granting instrument and, to the extent applicable, Sections 409A and 422 of the Code, or, the Option has been drafted to comply with Section 409A. All Options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation. There is no pending audit or Action by any Governmental Authority or by the Company with respect to the Company’s stock option granting practices or other equity compensation practices. No Option (i) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or rights, or (ii) has been granted after December 31, 2004 with respect to any class of stock of the Company that is not “service recipient stock” within the meaning of applicable regulations under Section 409A of the Code.

(k) The Company has complied in all material respects with all Laws relating to the payment and withholding of Taxes pursuant to Sections 3121 and 3402 of the Code, or similar provisions under any applicable Tax Laws, and has, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

4.20. Insurance. Schedule 4.20 contains a true, correct and complete summary of all insurance policies and binders maintained by the Company. All such insurance policies and binders are valid, binding and in full force and effect. The Company has not received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

4.21. Compliance with Laws. Since January 1, 2011, the Company has been in material compliance with all Laws and Orders to which the Company is subject. The Company has not received written notice from any Governmental Authority that it is not in compliance with any applicable Law or Order.

4.22. Environmental Matters.

(a) No written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action is pending, or, to the Knowledge of the Company, threatened by any Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law.

(b) The Company has no Liabilities, including those relating to off-site disposal of or human exposure to Hazardous Substances, arising under or relating to any Environmental Law, and, to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability.

(c) Since January 1, 2011, the Company has been in material compliance with all applicable Environmental Laws.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company that is in the possession or control of the Company that has not been delivered to the Buyer prior to the date hereof.

4.23. Licenses. The Company holds all material Licenses from Governmental Authorities necessary to permit the Company to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct the business of the Company as currently conducted (the “Company Licenses”). Schedule 4.23 sets forth a list of all Company Licenses and all applications pending before any Governmental Authority for the issuance of any Company Licenses or renewals thereof. Each Company License is valid and in full force and effect. There are no Actions by any Governmental Authority pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanction or Liability for violation of any Law or Order relating to any Company License. The Company is not in default, nor has it received any written notice of, nor is there, to the Knowledge of the Company, any Action or threatened claim of default, with respect to any such Company License. Except as otherwise governed by Law, each Company License is renewable by its terms, or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The representations in this Section 4.23 do not apply to any Intellectual Property, which is covered by the representations of Section 4.14.

4.24. Accounting Controls. The Company maintains internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company are and for the past three (3) completed fiscal years have been sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, and (b) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

4.25. Accounts Receivable. Schedule 4.25 lists all of the Company’s accounts receivable as of January 31, 2012. All such receivables are valid receivables subject to no setoffs or counterclaims and are current and collectible, subject to the reserve for bad debt (if any) set forth on the Estimated Closing Date Balance Sheet.

4.26. Affiliate Transactions. None of the Stockholders, any Affiliate of any Stockholder (other than the Company), any officer, director or Affiliate of the Company or any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with the Company or has any interest in any property used by the Company. For avoidance of doubt, Schedule 4.26 contains (i) a list of any and all Contracts pursuant to which payments are to be made under clauses (b) and (d) of the definition of Transaction Expenses and (ii) any and all amounts payable thereunder.

4.27. Brokers. There are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or any of its Stockholders.

4.28. Representation Relating to Qualification of the Merger as a Tax-Free Reorganization. The Company has not taken or agreed to take any action, or is aware of any fact or circumstance with respect to the Company, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.29. Disclosure. This Agreement, together with the Company Disclosure Schedule and any certificates delivered by the Company pursuant to this Agreement, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make each statement contained herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder severally, and not jointly, represents and warrants solely as to himself, herself or itself, as the case may be, to the Buyer and Merger Sub (Corp) as follows:

5.1. Authority. Such Principal Stockholder has the requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party, and to consummate the Contemplated Transactions to be consummated by it. All acts and other proceedings required to be taken by such Principal Stockholder to authorize its execution and delivery of each Transaction Document to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions to be consummated by it have been duly taken. Each Transaction Document to which it is or will be a party has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, subject to the Enforceability Exceptions.

5.2. No Conflict. The execution and delivery by such Principal Stockholder of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions to be consummated by it do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Contract to which the Principal Stockholder is a party or by which any of the Principal Stockholder’s assets are bound;

(b) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to such Principal Stockholder;

(c) violate or conflict with the Organizational Documents of such Principal Stockholder (if applicable); or

(d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of such Principal Stockholder;

except in the case of each of the matters addressed in Section 5.2(a), (b) or (c) to the extent that any such breach, violation, conflict, default or Lien would not be expected to have a material adverse effect on the ability of such Principal Stockholder to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party or to consummate the Contemplated Transactions to be consummated by it.

5.3. No Authorization or Consents Required. No notice to or consent, approval, Order or authorization of, or designation, qualification, declaration or filing with, any Governmental Authority or other Person is required by such Principal Stockholder with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions to be consummated by it, except to the extent that the failure to make or obtain any such notice, consent, approval, Order, authorization, designation, qualification, declaration or filing would not be expected to have a material adverse effect on the ability of such Principal Stockholder to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party or to consummate the Contemplated Transactions to be consummated by it.

5.4. Shares of Company Common Stock or Company Preferred Stock. Such Principal Stockholder is the record and beneficial owner of the shares of Company Common Stock or Company Preferred Stock set forth opposite its name on Schedule A and has good and valid title to the such shares, free and clear of any Liens. Such shares are not subject to any voting trust agreement or other contract, commitment, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such shares that will remain in effect after the First Merger Effective Time.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER, MERGER SUB (LLC) AND MERGER SUB (CORP)

Except as set forth in the Buyer SEC Reports to the extent filed with or furnished to the SEC no less than five (5) Business Days prior to the date of this Agreement, the Buyer, Merger Sub (LLC) and Merger Sub (Corp), jointly and severally, represent and warrant to the Company as follows:

6.1. Corporate Organization. Each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) has been duly incorporated or formed, as applicable, and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization. Each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) is duly licensed or qualified and in good standing as a foreign corporation or a limited liability company, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer, Merger Sub (LLC) or Merger Sub (Corp) or a material adverse effect on the ability of the Buyer, Merger Sub (LLC) or Merger Sub (Corp) to enter into this Agreement or consummate the transactions contemplated hereby.

6.2. Authorization; Enforceable Agreement.

(a) Each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions including, as applicable, the authorization, issuance (or reservation for issuance) and delivery of (i) the Buyer Common Stock and Buyer Series A Preferred Stock being issued hereunder and (ii) the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations. The execution and delivery by each of Buyer, Merger Sub (LLC) and Merger Sub (Corp) of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Board of Directors or Manager of the Buyer, Merger Sub (LLC) or Merger Sub (Corp), as applicable, and the sole member or sole shareholder of Merger Sub (LLC) or Merger Sub (Corp), as applicable, and no other proceeding, consent or authorization on the part of the Buyer, Merger Sub (LLC) or Merger Sub (Corp) is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which each of the Buyer, Merger Sub (LLC) or Merger Sub (Corp) is or will be a party, has been or will be duly and validly executed and delivered by the Buyer, Merger Sub (LLC) or Merger Sub (Corp), and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, Merger Sub (LLC) or Merger Sub (Corp), enforceable against the Buyer or Merger Sub (LLC) or Merger Sub (Corp) in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, (x) the Board of Directors of the Buyer has unanimously duly adopted resolutions (i) evidencing its determination, that as of the date of this Agreement, this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Buyer and its stockholders, (ii) approving the Transaction Documents and the transactions contemplated by the Transaction Documents, (iii) declaring this Agreement and the issuance and sale of the Buyer Common Stock and Buyer Series A Convertible Preferred Stock advisable, and (iv) adopting the Series A Certificate of Designations; (x) the Manager of Merger Sub (LLC) has taken all necessary limited liability company actions to approve this Agreement, the Second Merger and the other transactions contemplated by this Agreement, (y) the Board of Directors of Merger Sub (Corp) has taken all necessary corporate actions to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement, and (z) the Buyer, as the sole member of Merger Sub (LLC) and the sole shareholder of Merger Sub (Corp), has approved the Mergers.

6.3. No Conflict. The execution and delivery by each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) of each Transaction Document to which it is or will be a party, the issuance of the Buyer Stock and the shares issuable upon conversion of the Buyer Series A Preferred Stock and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer or any of its Subsidiaries is a party or by which any of the Buyer’s or any of its Subsidiaries’ assets are bound;

(b) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Buyer or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer or any of its Subsidiaries.

6.4. No Authorization or Consents Required. No notice to or consent, Order, approval or authorization of, or designation, qualification, declaration or filing with, any Governmental Authority or other Person is required by each of the Buyer, Merger Sub (LLC) or Merger Sub (Corp) in connection with the Buyer’s, Merger Sub (LLC)’s and Merger Sub (Corp)’s execution or delivery of the Transaction Documents to which each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) is or will be a party, or the consummation of the Contemplated Transactions, including with respect to the offer, sale, or issuance of the Buyer Common Stock and the Buyer Series A Preferred Stock (and the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock) except for the following: (i) the filing and effectiveness of the Series A Certificate of Designations with the Delaware Secretary of State (all of which has already occurred); (ii) the filing with the SEC of a Form D and compliance with applicable state securities laws, which filing and compliance will have occurred within the required time periods; (iii) the notification of the issuance and sale of the Buyer Stock to the Nasdaq Stock Market; (iv) the filing with the SEC of such reports under the Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents; and (v) the filing of the First Certificate of Merger and the Second Certificate of Merger pursuant to Delaware Law. Assuming the truth and completeness of the representations and warranties of the Stockholders contained in Section 6 of the Letters of Transmittal, the offer, sale, and issuance of the Buyer Common Stock and Buyer Series A Preferred Stock (and the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock) in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

6.5. Litigation. There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer or any of its Subsidiaries (i) material to Buyer or any of its Subsidiaries, taken as a whole, or (ii) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of each of the Buyer, Merger Sub (LLC) and Merger Sub (Corp) to enter into and perform its obligations under any Transaction Document to which it is or will be a party or a Material Adverse Effect with respect to the Buyer. There are no judgments, injunctions, writs, orders or decrees outstanding or binding on Buyer or any of its Subsidiaries (including Merger Sub (LLC) and Merger Sub (Corp)) that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on Buyer.

6.6. Valid Issuance of Buyer Stock. The Buyer Common Stock and Buyer Series A Preferred Stock being issued hereunder have been duly authorized and, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under the Investors’ Rights Agreement (with respect to the Buyer Series A Preferred Stock), and under applicable state and federal securities Laws. The shares of the Buyer Common Stock issuable upon conversion of the shares of Buyer Series A Preferred Stock issued under this Agreement have been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer, other than restrictions under the Investors’ Rights Agreement and under applicable state and federal securities Laws. The sale of the Buyer Common Stock and Buyer Series A Preferred Stock is not, and the subsequent conversion of the Buyer Series A Preferred Stock into Buyer Common Stock will not be, subject to any preemptive rights or rights of first offer and will not cause or result in any anti-dilution or similar adjustments contained in the Buyer’s certificate of incorporation, bylaws or any other agreement.

6.7. Capitalization. The authorized capital stock of the Buyer consists of (a) 90,000,000 shares of Buyer Common Stock, of which 19,973,746 shares (excluding 1,863,685 shares of Buyer Common Stock held in treasury by the Buyer) were issued and outstanding as of February 20, 2012, and (b) 10,000,000 shares of preferred stock, par value $0.01, of which 1,000,000 shares have been designated Buyer Series A Preferred Stock (none of which have been issued or are outstanding) and the remainder are undesignated, none of which are issued and outstanding as of the date of this Agreement. Buyer has not issued any shares of its capital stock since February 20, 2012, other than grants under its 2005 Stock Award Plan and upon the exercise of outstanding options. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Buyer SEC Reports and other than as provided in this Agreement and the Investors’ Rights Agreement, as of the date of this Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Buyer of any securities of the Buyer, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer (other than rights, options, warrants or similar rights to purchase or acquire from the Buyer any securities of the Buyer which may be granted, at or following the Closing, to employees of the Company or any of its Subsidiaries). Except as otherwise provided in the Series A Certificate of Designations, as of the date of this Agreement, there are no outstanding rights or obligations of the Buyer to repurchase or redeem any of its equity securities (other than such rights or obligations of the Buyer arising out of, relating to or in connection with the termination of employment of any of the Buyer’s or any of its Subsidiaries’ employees, which are, in the aggregate, not material to Buyer). The respective rights, preferences, privileges, and restrictions of the Buyer Series A Preferred Stock and the Buyer Common Stock are as stated in the certificate of incorporation (including the Series A Certificate of Designations) of the Buyer. As of the date of this Agreement, the Buyer does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

6.8. SEC Documents; Financial Statements.

(a) Except as disclosed on Schedule 6.8(a), Buyer has timely filed all Buyer SEC Reports. Buyer has timely filed all other reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished, as applicable, by the Company since and including January 1, 2009, under the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “Sarbanes-Oxley Act”).

(b) Each Buyer SEC Report filed prior to the date hereof complied, as of its respective date, in all material respects with the applicable provisions of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Report. Except to the extent that information contained in any of the Buyer SEC Reports filed and publicly available prior to the date hereof has been revised or superseded by a Buyer SEC Report filed or furnished prior to the date hereof, none of such Buyer SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The financial statements of the Buyer included in the Buyer SEC Reports filed prior to the date hereof complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

(d) Since the enactment of the Sarbanes-Oxley Act and through December 31, 2011, Buyer has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Buyer has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) Buyer has not received notice in writing from the SEC that either Buyer itself or any of the Buyer Reports is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), in each case that has not been fully resolved as of the date hereof, and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Buyer Reports. There has been no material correspondence between the SEC, on the one hand, and Buyer and any of its Subsidiaries, on the other hand, between January 1, 2011 and the date hereof.

(f) Buyer’s chief executive officer and chief financial officer are responsible for establishing and maintaining “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). As of December 31, 2011, Buyer’s chief executive officer and chief financial officer have (i) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to Buyer is made known to them by others within Buyer during the period in which Buyer is required to disclose such information in its reports filed with, or submitted to, the SEC. As of December 31, 2011, Buyer’s chief executive officer and chief financial officer have (i) evaluated the effectiveness of Buyer’s disclosure controls and procedures and concluded that Buyer’s disclosure controls and procedures were effective to ensure that the information required to be disclosed by Buyer in the reports that Buyer files or submits under the Exchange Act was recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information required to be disclosed is accumulated and communicated to management, including Buyer’s chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure, and (ii) concluded that Buyer’s internal control over financial reporting was effective as of December 31, 2011. There were no changes in Buyer’s internal controls over financial reporting during the quarter ended December 31, 2011 that have materially affected, or are reasonably likely to materially affect, Buyer’s internal control over financial reporting. Based on the evaluation described in the previous sentence, Buyer’s chief executive officer and chief financial officer have disclosed to Buyer’s auditors and audit committee, as of December 31, 2011, (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting..

6.9. Merger Sub (LLC) and Merger Sub (Corp). Merger Sub (Corp) has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the First Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein. All of the stock of Merger Sub (Corp) is owned directly by the Buyer. Merger Sub (LLC) has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Second Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein. All of the membership interests of Merger Sub (LLC) are owned directly by the Buyer. Merger Sub (LLC) is and at all times since its formation has been an entity disregarded as an entity separate from Buyer for federal income Tax purposes.

6.10. Brokers. Other than financial advisory fees payable to Stifel Nicolaus Weisel in its capacity as the Buyer’s financial advisor, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by the Buyer or any of its Affiliates.

6.11. Absence of Certain Developments. Since September 30, 2011 through the date of this Agreement, the Buyer has not taken any of the following actions:

(a) split, combined or reclassified any Capital Stock of the Buyer (whether by merger, consolidation or otherwise) or set a record date for any such split, combination or reclassification;

(b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Capital Stock of the Buyer (whether by merger, consolidation or otherwise) or set a record date for any such dividend or distribution;

(c) except as provided in Schedule 6.11(c), directly or indirectly redeemed, repurchased or otherwise acquired any Capital Stock of the Buyer (whether by merger, consolidation or otherwise);

(d) revalued any material assets, including writing down or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice; or

(e) agreed or committed to do any of the foregoing.

6.12. No Material Adverse Effect. Since September 30, 2011, there has not been any Material Adverse Effect with respect to the Buyer and no circumstance has arisen which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Buyer.

6.13. Disclosure. This Agreement, together with the Buyer Disclosure Schedule and the certificates delivered by Buyer, Merger Sub (LLC) and Merger Sub (Corp) pursuant to this Agreement, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make each statement contained herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE VII
COVENANTS

7.1. Public Announcements. Neither the Principal Stockholders nor the Representative shall make any public statement or issue any press release regarding the Contemplated Transactions without the prior written consent of Buyer, except as required by Law. In addition, (a) Buyer shall not issue any press release or make any public statement or communication in writing regarding this Agreement or any transaction contemplated by or related to this Agreement that uses the name of any other party, without the prior written approval of such  other party, and (b) no party shall make any non-written public statement or communication regarding this Agreement or any transaction contemplated by or related to this Agreement which disparages any other party, except in each case  for (1) disclosures required by Law or the rules of any stock exchange on which such party’s securities are traded or (2) truthful statements in connection with any Action. Notwithstanding the foregoing, if a party to this Agreement is a venture capital or private equity investor, (i) such party and its Affiliates shall be able to disclose to their investors and prospective investors their participation in the transactions contemplated by this Agreement, including the amount of the Merger Consideration and the material terms thereof, so long as such investors and prospective investors are bound by confidentiality obligations to such party or its Affiliates, and (ii) such party and its Affiliates shall be entitled to publicly disclose its investment amount in the Company and its percentage return on the investment. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1 shall be binding only upon the parties to this Agreement and not their respective successors and assigns.

7.2. Employee Matters.

(a) From and after the Closing, the Buyer shall provide the employees of the Surviving Company with employee benefits commensurate in all material respects with the employee benefits made available to employees of the Buyer. On and after the Closing Date, the Buyer, the Surviving Company or the Buyer’s applicable Affiliates shall grant all employees of the Company credit for any service with the Company earned prior to the Closing Date for purposes of its 401(k) plan, and shall apply any PTO that is unused through the Closing Date as a credit for vacation time. Buyer shall provide each employee of the Surviving Company with severance equal to the greater of (i) two weeks of severance for each full year of service with the Company (provided, however, such severance shall not be less than four (4) weeks for any employee) or (ii) the amount of severance payable to such employee pursuant to any contractual arrangement between such employee and the Surviving Company set forth in the Company Disclosure Schedule, payable in accordance with the Surviving Company’s normal payroll practices.

(b) Buyer shall cause the Surviving Company to pay the bonuses to be paid pursuant to the Integration Bonus Agreements set forth on the Company Disclosure Schedule; provided, however, the parties have agreed that $47,500 of such costs shall be treated as Transaction Expenses. Buyer acknowledges that the conditions for eligibility for the cash flow bonus set forth in those certain Senior Leadership Team Compensation Agreements set forth in the Company Disclosure Schedule have been satisfied and Buyer shall cause the Surviving Company to pay the cash flow bonus within thirty (30) days following the First Merger Effective Time.

(c) Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any Company Plan, (ii) guarantee employment of any employee for any period of time after the Closing or preclude the ability of the Buyer or any of its Affiliates to terminate the employment of any employee, (iii) create a binding employment agreement with any employee, or (iv) require the Buyer or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement except for the payment of severance in accordance with Section 7.2(a). In addition, the parties hereto expressly agree that the Company’s employees (in their capacities as such) are not third party beneficiaries of this Agreement (including this Section 7.2), and none of such employees (in their capacities as such) shall have any right to maintain an action to enforce any covenant set forth in this Section 7.2.

7.3. Nasdaq Listing of Buyer Common Stock. Within thirty (30) days following the Closing Date, the Buyer shall apply and cause the shares of Buyer Common Stock issued pursuant to this Agreement and the Buyer Common Stock to be issued upon conversion of the Buyer Series A Preferred Stock to be listed on the Nasdaq Market, subject to official notice of issuance.

7.4. Director and Officer Liability.

(a) From and after the Closing, the Surviving Company shall indemnify and hold harmless each of the directors of the Company who have served in such capacity prior to the Closing (each an “Indemnified Company Party”) on an as incurred basis as and to the same extent as set forth in the Organizational Documents of the Company as in effect immediately prior to the Closing or any indemnification agreement between the Company and such director or officer (to the extent disclosed in Schedule 4.12). In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

(b) If not purchased by the Company prior to the First Merger Effective Time, Surviving Company shall purchase, promptly after Closing, the “tail policy” provided for by the Company’s current directors’ and officers’ insurance, at a cost not to exceed $90,000 with such cost to be treated as a Transaction Expense.

(c) The obligations of the Company under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Company Party to whom this Section 7.4 applies without the consent of such affected Indemnified Company Party (it being expressly agreed that the Indemnified Company Parties to whom this Section 7.4 applies are hereby made express and intended third-party beneficiaries of this Section 7.4).

7.5. Covenant Relating to Qualification as a Tax Free Reorganization. Each of the Buyer, the Company, Merger Sub (Corp), Merger Sub (LLC) and the Principal Stockholders shall take all actions legally permissible that are consistent with this Agreement reasonably necessary to ensure that the Mergers qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Buyer and the Company are parties to such reorganization within the meaning of Section 368(b) of the Code. The Surviving Company (i) shall continue a significant business of the Company or use a significant portion of the Company’s historic business assets in a business (within the meaning of Section 1.368-1(d) of Treasury regulations) and (ii) shall not transfer any of its assets to another entity (or take any other action) if such action would jeopardize the qualification of the Mergers as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Each of the Buyer, the Company, Merger Sub (Corp) and Merger Sub (LLC) shall report the Mergers as a tax-free reorganization in a manner consistent with Section 2.7 for all applicable Tax purposes, subject to the provisions of Section 8.2(d). Buyer shall not make any election under Section 338 of the Code with respect to or in connection with the Mergers.

7.6. Shareholder Consent or Approval. Immediately after execution of this Agreement, the Company shall, in compliance with the DGCL, solicit written consents of the Stockholders sufficient for the Required Vote to adopt this Agreement and approve the First Merger by the Required Vote (the “Company Shareholder Approval”). Each of the Principal Stockholders shall consent to the First Merger and the other transactions contemplated by this Agreement, shall execute and deliver such written consent prior to the Closing, and shall not exercise any dissenters’ rights in connection with the First Merger.

7.7. Further Assurances. Each of Buyer, Merger Sub (Corp), Merger Sub (LLC) and the Company shall, at or prior to the First Merger Effective Time or the Second Merger Effective Time, as applicable, use its respective commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

ARTICLE VIII
TAX MATTERS

8.1. Tax Audits and Contests; Cooperation.

(a) After the Closing, subject in all respects to the further provisions of this Section 8.1, the Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability with respect to the Company (any such audit or proceeding referenced to herein as a “Contest”). The Buyer will promptly notify the Representative and JMI in writing of any Contest or proposed Contest, to the extent that the Buyer has notice or is otherwise aware thereof, which, if determined adversely, could result in, or cause an adjustment to, any liability for Taxes as to which the Equityholders are obligated to indemnify the Buyer Indemnified Parties pursuant to the provisions hereof. Any such notice shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b) In the case of a Contest that relates to any Pre-Closing Tax Period, the Representative and JMI shall have the right to participate in such Contest, at their own expense, and the Buyer shall keep the Representative and JMI fully informed with respect thereto. In addition, the Buyer shall not have the right to settle or compromise any issue or matter with respect to any Contest to the extent that the Equityholders would be obligated to indemnify the Buyer Indemnified Parties with respect thereto, and subsequent to such time as the Equityholders have become obligated to indemnify the Buyer Indemnified Parties with respect to Tax in excess of $500,000 in the aggregate, without the prior written consent of the Representative and JMI, which consent shall not be unreasonably withheld, conditioned or delayed. Any dispute as to the settlement or compromise of a Contest in accordance with the foregoing shall be resolved in the same manner in which disputes are resolved in Section 8.2(b) hereof.

(c) The Representative shall furnish or cause to be furnished to the Buyer, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.

8.2. Preparation of Tax Returns and Payment of Taxes.

(a) Subject to the provisions of Section 8.2(b) and Section 8.2(c) hereof, the Buyer shall prepare (or cause to be prepared), and timely file (or cause to be filed) all Tax Returns of the Company.

(b) In the case of Tax Returns that are required to be filed with respect to any taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Period”), the Buyer shall prepare (or cause to be prepared) such Tax Returns and shall deliver any such Tax Return to the Representative and JMI for their review at least 30 days prior to the date such Tax Return is required to be filed. If any such Tax Return reflects a liability for Taxes that would give rise to an indemnification obligation pursuant to Section 10.2(b)(iv), and the Representative or JMI disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection, and the Representative, JMI and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such notice to resolve such objections. If the Buyer, JMI and the Representative are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within 30 days after its appointment. The fees, costs and expenses of the Accounting Firm shall be allocated equally between the Buyer, on the one hand, and the Representative and JMI, on the other hand.

(c) With respect to any Tax Returns filed with respect to any Pre-Closing Tax Period, subject in all respects to the provisions of Section 8.3 and Section 8.4 hereof and the limitation on the indemnification obligations related to Taxes set forth in Section 10.2(b), the Stockholders shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns. The Stockholders shall remit such Tax payments to the Buyer no later than five Business Days prior to the date such Tax Return is due. Any dispute as to the amount due from the Stockholders in accordance with the foregoing shall be resolved in the same manner in which disputes are resolved in Section 8.2(b) hereof.

(d) The Buyer shall, to the extent permitted by Law, prepare the Tax Returns of the Company described in Section 8.2(b) in a manner consistent with the Company’s prior practice. Neither the Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company, Merger Sub (LLC) or Merger Sub (Corp) to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period if such change would cause an increase to the Stockholders’ Tax liability hereunder, without the prior written consent of the Representative and JMI, not to be unreasonably withheld, delayed or conditioned. Any dispute with respect to the foregoing shall be resolved in the same manner in which disputes are resolved in Section 8.2(b). The Stockholders shall be entitled to all refunds of Taxes attributable to any Pre-Closing Tax Period in excess of $500,000, determined on a cumulative basis, in the aggregate. The Buyer shall, if the Representative so requests in writing on or prior to the first anniversary of the date hereof, at the cost and expense of the Stockholders, cause Merger Sub (LLC), as successor-in-interest to the Company, to file for and use its commercially reasonable efforts to obtain and expedite any claim for (and any receipt of) refund to which the Stockholders are entitled under this Section 8.2(d), provided that doing so is, in Buyer’s reasonable opinion, lawful, and will not result in an adverse Tax or other consequence to the Buyer.

8.3. Conveyance Taxes. The Stockholders, on the one hand, and the Buyer, on the other hand, shall each pay 50% of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and the Stockholders and the Buyer shall jointly file all required change of ownership and similar statements.

8.4. Federal and State Income Tax Liability Incurred in Connection with the Mergers.8.5. Notwithstanding any provision hereof to the contrary, any federal or state income tax liability of the Company, Merger Sub (Corp) or Merger Sub (LLC) that is incurred solely and directly as a result of the consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Equityholders, and the Equityholders shall, pursuant to Section 10.2(b)(iv) hereof, indemnify the Buyer Indemnified Parties with respect to fifty percent (50%) thereof. Notwithstanding the foregoing, or any provision hereof to the contrary, to the extent that any such Tax liability is incurred due to the breach by Buyer of the covenants made by Buyer in the second, third, or fourth sentences of Section 7.5 hereof, or the breach by Buyer of the representations set forth in Section 6.9 hereof (collectively, the “Buyer Tax Provisions”), (i) the Equityholders shall have no obligation to indemnify the Buyer Indemnified Parties with respect thereto, and (ii) the Buyer shall be obligated to indemnify the Stockholder Indemnified Parties with respect thereto in accordance with Section 10.4(c).

ARTICLE IX
CLOSING DELIVERIES

At the Closing:

9.1. Officer’s Certificate. The Company shall deliver to the Buyer a certificate, signed by an executive officer of the Company and dated as of the Closing Date, attaching true and complete copies of the Company’s Organizational Documents, all resolutions adopted by the Board of Directors and Stockholders of the Company with respect to this Agreement and the Contemplated Transactions, and a good standing certificate of the Company issued by the Delaware Secretary of State within five days prior to the Closing Date. The Buyer shall deliver to the Company a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, attaching true and complete copies of the Buyer’s Organizational Documents, all resolutions adopted by the Board of Directors of the Buyer with respect to this Agreement and the Contemplated Transactions, and a long-form good standing certificate of the Buyer issued by the Delaware Secretary of State within five days prior to the Closing Date. Each of Merger Sub (LLC) and Merger Sub (Corp) shall deliver to the Company a certificate, signed by an executive officer of the Merger Sub (LLC) or Merger Sub (Corp), as applicable, and dated as of the Closing Date, attaching true and complete copies of Merger Sub (LLC)’s or Merger Sub (Corp)’s, as applicable, Organizational Documents, all resolutions adopted by the board of managers, members, board of directors or stockholders, as applicable, of Merger Sub (LLC) or Merger Sub (Corp), as applicable, with respect to this Agreement and the Contemplated Transactions, and a good standing certificate of each of Merger Sub (LLC) and Merger Sub (Corp) issued by the Delaware Secretary of State within five days prior to the Closing Date.

9.2. Investors’ Rights Agreement. JMI and the Buyer shall each execute and deliver to the other the Investors’ Rights Agreement.

9.3. Restrictive Covenant Agreements. Each of Allis and Houghton shall execute and deliver to the Buyer a Restrictive Covenant Agreement.

9.4. Employment Agreements. Each of Allis and Oakley, on the one hand, and the Buyer, on the other hand, shall execute and deliver to the other the applicable Employment Agreement.

9.5. Indebtedness. The Company shall provide the Buyer with pay off letters or evidence that it has paid off all outstanding interest-bearing Indebtedness that is included in the Estimated Closing Date Balance Sheet, and that all Liens securing such Indebtedness have been or shall be promptly released.

9.6. Escrow Agreement. Each of the Buyer, JMI, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement.

9.7. Filing of the Certificate of Designations. The Buyer shall have adopted and filed with the Secretary of State of the State of Delaware the Series A Certificate of Designations, and shall deliver a certified copy of its Organizational Documents inclusive of such Series A Certificate of Designations.

9.8. Resignations. All of the officers and directors of the Company shall resign such positions, effective as of the First Merger Effective Time; provided, however, the officers of the Company shall continue as employees of the Surviving Company following the consummation of the Mergers.

9.9. Company Tax Opinion. Upon the receipt by DLA Piper of the duly executed Tax Rep Letters, DLA Piper shall deliver the Company Tax Opinion.

9.10. Buyer Tax Opinion. Upon the receipt by Greenberg Traurig, LLP of the duly executed Tax Rep Letters, Greenberg Traurig, LLP shall deliver the Buyer Tax Opinion.

9.11. Conversion of Preferred Stock. All shares of Company Series A-1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock (other than Series B Preferred Stock held by JMI) shall have converted into Company Common Stock in accordance with the Company’s Certificate of Incorporation prior to the First Merger Effective Time.

9.12. FIRPTA Certificate. The Company shall deliver to the Buyer a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

9.13 Exchange Agreement. Each of the Buyer, the Representative, the Surviving Company and the Exchange Agent shall execute and deliver the Exchange Agreement.

ARTICLE X
INDEMNIFICATION

10.1. Survival. Each representation and warranty of the applicable parties contained in Article IV, Article V and Article VI of this Agreement shall survive the Closing and continue in full force and effect for 12 months following the Closing Date (the “Expiration Date”); provided that the Company Fundamental Representations, the Principal Stockholder Fundamental Representations, and the Buyer Fundamental Representations and any claims based on fraud in the making of this Agreement shall survive the Closing and continue in full force and effect following the Closing Date until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary in this Section 10.1, if any Indemnified Party delivers written notice to any Indemnifying Party of a claim for indemnification for a breach of any representations, warranties, covenants or agreements set forth herein prior to the applicable expiration date, such claim shall survive until finally resolved or judicially determined. All covenants and agreements contained herein to be performed after the Closing shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such term. No claim for indemnification may be asserted after the applicable expiration date.

10.2. Indemnification of the Buyer.

(a) Subject to the limitations set forth in this Article X, from and after the First Merger Effective Time, each Principal Stockholder, severally and not jointly, shall indemnify and hold harmless the Buyer and its Affiliates (including the Company) and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by the Buyer Indemnified Parties resulting from or arising out of any breach of, or any inaccuracy in, any representation or warranty made by such Principal Stockholder in Article V or any breach or default in performance by such Principal Stockholder of any of its covenants or obligations set forth in this Agreement required to be performed by or complied with on or prior to the Closing Date.

(b) In addition, subject to the limitations set forth in this Article X, from and after the First Merger Effective Time, the Equityholders, severally based on their respective Consideration Portions and not jointly, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by the Buyer Indemnified Parties resulting from or arising out of any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty made by the Company in Article IV;

(ii) any breach or default in performance by the Company of any of its covenants or obligations set forth in this Agreement required to be performed by or complied with on or prior to the Closing Date;

(iii) any payments paid by the Surviving Company to former shareholders of the Company with respect to Dissenting Shares to the extent that the aggregate amount of such payments exceeds the aggregate amount of consideration that otherwise would have been payable pursuant to Article II upon the exchange of the Dissenting Shares if such former shareholders had not exercised their appraisal rights pursuant to Section 262 of the DGCL; and

(iv) Except as otherwise set forth in Section 8.3 or Section 8.4, Taxes of the Company for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”);

provided, however, that the indemnification obligation relating to Taxes shall in all events apply only to the extent that such Taxes are in excess of (A) the amount of such Taxes that are included as Current Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the calculation of Net Working Capital (giving effect to the Final Adjustment Amount) or (B) with respect to Taxes treated as Transaction Expenses, the amount of such Taxes treated as Transaction Expenses in the Final Closing Date Balance Sheet; and provided, further, that there shall be no right to indemnification for any Tax to the extent such Tax was paid or deposited on or before the Closing Date, or, other than to the extent set forth in Section 8.3 or Section 8.4, arises from the Contemplated Transactions.

10.3. Satisfaction of Indemnification; Release from Escrow.

(a) All claims for indemnification by the Buyer Indemnified Parties under Section 10.2(b) shall be satisfied first via payment from the Buyer Holdback Fund and in accordance with Section 3.7, and second, only if (x) such claims for indemnification by the Buyer Indemnified Parties are in respect of a breach of a Company Fundamental Representation or pursuant to Section 10(b)(iii) or Section 10(b)(iv) and (y) the amount then held in the Buyer Holdback Fund is insufficient to satisfy the entire amount of the Losses determined to be owed to the applicable Buyer Indemnified Parties arising from such breach or claim, then each Equityholder shall be severally, and not jointly, liable for such Equityholder’s Consideration Portion of the amount of each Liability relating thereto. Claims for indemnification by the Buyer Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement.

(b) On the Expiration Date, the Equityholders shall be entitled to receive from the Buyer Holdback Fund, in the aggregate, all cash and shares, if any, of Buyer Common Stock and Buyer Series A Preferred Stock held by the Escrow Agent; provided, that the Escrow Agent shall retain, and not release, a sufficient amount of cash and a sufficient number of shares of Buyer Common Stock and/or Buyer Series A Preferred Stock as necessary to satisfy any unresolved claims for indemnification made by the Buyer Indemnified Parties prior to the Expiration Date (each, a “Pending Indemnification Claim”) using the same priority and the same values per share of Buyer Common Stock and/or Buyer Series A Preferred Stock, as applicable, set forth in Section 3.7 (such amount distributed to the Equityholders pursuant to this Section 10.3(b), the “Expiration Date Distribution Amount”). Any shares of Buyer Series A Preferred Stock to be released from the Buyer Holdback Fund to the Equityholders shall be released solely to JMI, and any cash and/or shares of Buyer Common Stock to be released from the Buyer Holdback Fund to the Equityholders shall be released to the Equityholders (other than JMI) based on their respective Pro Rata Portions.

(c) Following the Expiration Date, each time a Pending Indemnification Claim is resolved and all appropriate amounts from the Buyer Holdback Fund shall have been paid to the Buyer in satisfaction of such claim, the Escrow Agent shall release all remaining cash and all remaining shares of Buyer Common Stock and/or Buyer Series A Preferred Stock to the Equityholders less a sufficient amount of cash and a sufficient number of shares of Buyer Common Stock and/or Buyer Series A Preferred Stock as necessary to fully satisfy any Pending Indemnity Claims (each, an “Interim Distribution Amount”). Following the Expiration Date, once all Pending Indemnification Claims are resolved and all appropriate amounts from the Buyer Holdback Fund shall have been paid to the Buyer in satisfaction of such claims, the Escrow Agent shall release all remaining cash and all remaining shares of Buyer Common Stock and/or Buyer Series A Preferred Stock to the Equityholders (the “Final Distribution Amount”). Any shares of Buyer Series A Preferred Stock to be released from the Buyer Holdback Fund to the Equityholders shall be released solely to JMI, and any cash and/or shares of Buyer Common Stock to be released from the Buyer Holdback Fund to the Equityholders shall be released to the Equityholders other than JMI based on their respective Pro Rata Portions.

(d) Each of the Expiration Date Distribution Amount, Interim Distribution Amounts and the Final Distribution Amount shall be released by the Escrow Agent to the Equityholders as provided herein.

10.4. Indemnification of the Stockholders. Subject to the limitations set forth in this Article X, from and after the Closing, the Buyer shall indemnify and hold harmless each Stockholder and such Stockholder’s successors and assigns (collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses incurred by the Stockholder Indemnified Parties resulting from or arising out of any of the following:

(a) any breach of, or inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by the Buyer, Merger Sub (LLC) and Merger Sub (Corp) in this Agreement; or

(b) any breach or default in performance by the Buyer, Merger Sub (LLC) and Merger Sub (Corp) of any of their respective covenants or obligations set forth in this Agreement or in any document delivered with respect hereto or thereto; or

(c) any breach of, inaccuracy in, or default in performance, as applicable, by the Buyer, Merger Sub (LLC) or Merger Sub (Corp) with respect to the Buyer Tax Provisions.

Notwithstanding the foregoing, or any provision hereof to the contrary, to the extent that any Stockholder incurs any Tax liability as a result of the consummation of the transactions contemplated by this Agreement with respect to the receipt by such Stockholder of Buyer Common Stock or Buyer Preferred Stock, the Buyer shall have no obligation to indemnify such Stockholder for such Tax liability other than in accordance with Section 10.4(c).

10.5. Limitations.

(a) No claim may be asserted nor may any Action be commenced against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date; provided, that the failure of the Indemnified Party to provide reasonable details of the facts and circumstances with respect to the subject matter of such claim or Action shall not relieve the Indemnifying Party of its obligations under Article X except to the extent that such failure shall materially prejudice any defense or claim available to the Indemnifying Party.

(b) Notwithstanding any other provision of this Agreement, (i) the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties arising out of or resulting from all indemnification claims (including claims based on breach of any of the Company Fundamental Representations) shall be an amount equal to the value of the Merger Consideration (with shares of Buyer Common Stock and Buyer Series A Preferred Stock valued in the manner set forth in Section 3.7), as adjusted pursuant to Section 3.5; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Equityholder by the Buyer Indemnified Parties arising out of or resulting from all indemnification claims (including claims based on breach of any of the Company Fundamental Representations and a Principal Stockholder’s representations, warranties, covenants and agreements, including such Principal Stockholder’s Fundamental Representations) shall be an amount equal to the value of the Merger Consideration (with shares of Buyer Common Stock and Buyer Series A Preferred Stock valued in the manner set forth in Section 3.7) actually received by such Equityholder, as adjusted pursuant to Section 3.5; and (iii) the maximum amount of any specific indemnifiable Loss which may be recovered from an Equityholder by the Buyer Indemnified Parties arising out of or resulting from all indemnification claims (including claims based on breach of any of the Company Fundamental Representations) under Section 10.2(b) shall be an amount equal to such Equityholder’s Consideration Portion of such Loss. There shall be no cap on the amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties for claims arising out of fraud; provided, however, that no Equityholder shall have any liability for the fraud of any other Equityholder.

(c) Notwithstanding any other provision of this Agreement, (i) the aggregate liability of the Buyer to indemnify the Stockholder Indemnified Parties for Losses under Section 10.4(a) other than Losses arising from claims based on breach of any of the Buyer Fundamental Representations or fraud, shall in no event exceed an amount equal to $15,000,000, and (ii) the maximum aggregate liability of the Buyer to indemnify the Stockholder Indemnified Parties for Losses arising from claims based on a breach of the Buyer Fundamental Representations, agreements or covenants shall be an amount equal to the value of the Merger Consideration. There shall be no cap on the amount of indemnifiable Losses which may be recovered by the Stockholder Indemnified Parties arising out of fraud.

(d) There shall be no liability of any Equityholder for indemnification under Section 10.2(b), unless the aggregate amount of Losses thereunder exceeds $500,000 (the “Equityholder Indemnification Threshold”), at which time the Equityholders will only be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all such Losses described in Section 10.2(b) in excess of $500,000.

(e) There shall be no liability for indemnification under Section 10.4(a), unless the aggregate amount of Losses thereunder exceeds $500,000 (the “Buyer Indemnification Threshold”), at which time Buyer will only be obligated to indemnify the Stockholder Indemnified Parties with respect to the aggregate amount of all such Losses described in Section 10.4(a) in excess of $500,000.

(f) If Buyer has Knowledge of a claim for breach of a representation or warranty at Closing, Buyer must give the Representative written notice of such claim immediately prior to the Closing.

(g) Liability of any Equityholder under this Article X for Losses which may be recovered by the Buyer Indemnified Parties other than from the Buyer Holdback Fund shall be several and not joint and shall be calculated in accordance with such Equityholder’s respective Consideration Portion, provided that in no event shall an Equityholder be liable for more than the consideration actually received by such Equityholder in respect of such Equityholder’s shares of Company Common Stock, Company Preferred Stock, Options and/or Warrants, as applicable (including any consideration subsequently disbursed to such Equityholder from the Buyer Holdback Fund).

(h) The obligations of the Equityholders to indemnify the Buyer Indemnified Parties hereunder shall, notwithstanding any provision hereof to the contrary, be reduced by any Tax benefit actually realized as a result of the item or occurrence giving rise to the applicable indemnification obligation in the Tax year giving rise to the applicable indemnification obligation, as calculated on a with and without basis, and the reasonably estimated present value of any future Tax benefit, taking all facts and circumstances into account, as determined by the Accounting Firm in accordance with procedures substantially similar to those set forth in Section 3.5(b) hereof, if the parties are unable to reach agreement thereon.

(i) In no event shall any Indemnified Person be entitled to recover any Losses to which such fact, circumstance or event gave rise more than once.

(j) In no event shall the Buyer Indemnified Parties be entitled to recover any Losses to the extent subject to a reserve or reflected in the Financial Statements.

(k) Solely for purposes of determining the amount of Losses incurred in connection with any breach of any representation or warranty but not for purposes of determining whether a breach of such representation or warranty has occurred, the words “material” or “Material Adverse Effect” contained in such representations and warranties shall be disregarded

(l) Notwithstanding anything to the contrary herein, for purposes of determining each Equityholder’s liability or responsibility for Losses under this Article 10  (other than Section 10.2(a)) or for fees, costs or expenses of arbitration under Section 3.8(f), such liability or responsibility shall be allocated (i) pursuant to Section 3.7 and subject thereto to the extent covered by the Buyer Holdback Fund and (ii) in accordance with such Equityholder’s respective Consideration Portion to the extent not covered by the Buyer Holdback Fund.

10.6. Limitation on Remedies. From and after the Closing, and except with respect to claims arising from fraud or claims for equitable relief, the provisions of this Article X shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement. Buyer, Merger Sub (Corp), Merger Sub (LLC), on behalf of themselves and the Buyer Indemnified Parties, expressly waive, release and agree not to make any claim against the Equityholders, except for indemnification claims made pursuant to this Article X, for the recovery of any Losses arising under this Agreement, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure or tortious wrong). The Company and the Principal Stockholders expressly waive, release and agree not to make any claim against the Buyer, Merger Sub (Corp) or Merger Sub (LLC), except for indemnification claims made pursuant to this Article X, for the recovery of any Losses arising under this Agreement, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure or tortious wrong). Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.6 shall be deemed to limit any claims for non-fulfillment or breach of any covenant or agreement of Buyer to pay any portion of the Merger Consideration to any Equityholder under this Agreement.

10.7. Third Party Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this Article X (the “Indemnified Party”) of notice of the commencement of any Action involving a Third Party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article X (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party shall have twenty (20) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith, at the Indemnifying Party’s expense; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that, except as otherwise set forth in Section 10.7(c), the fees and expenses of such counsel shall be borne by such Indemnified Party, and (ii) the Indemnifying Party shall be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation; and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim is reasonably foreseeable to result in Losses which are more than three (3) times the Equityholder Indemnification Threshold; (B) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) the Indemnifying Party failed or is failing to use reasonable efforts to prosecute or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any claim or demand or separate but similar or related claims or demands in the same jurisdiction arising out of the same general allegations or circumstances. For the avoidance of doubt, any costs or expenses relating to a claim in which a Buyer Indemnified Party is the Indemnified Party shall be borne by the Equityholders and not the Representative.

(c) If the Indemnifying Party shall have elected to assume the conduct and control of any Third Party Claim pursuant to Section 10.7(b), any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed to assume the defense of such Third Party Claim in accordance with Section 10.7(b), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(d) If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(e) The Indemnifying Party shall not consent to any judgment or settle any Third Party Claim on account of which the Indemnified Party shall be solely responsible for any Losses unless (i) the judgment or settlement does not entail any admission of liability on the part of any Indemnified Party, (ii) the judgment or settlement includes an unconditional release of each Indemnified Party from all Losses with respect to such Third Party Claim and (iii) the judgment or settlement does not include any equitable remedy binding upon the Indemnified Party.

(f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Article X shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Stockholder Indemnified Parties under this Article X shall be given by (i) the Representative acting on behalf of the Stockholder Indemnified Parties and (ii) JMI.

10.8. Tax Treatment of Indemnity Payments. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Merger Consideration payable pursuant to Article III for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.

ARTICLE XI
MISCELLANEOUS

11.1. Expenses. Except as otherwise expressly provided herein, the Company, the Stockholders and the Buyer shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided, however, the Buyer will, at the Closing, reimburse JMI the sum of $45,000, representing the amount of the filing fee paid by JMI pursuant to the filing made by it under the HSR Act in connection with this Agreement.

11.2. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub (LLC), Merger Sub (Corp), the Company, JMI and the Representative.

11.3. Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter (including the letter of intent between the Buyer and the Company dated January 16, 2012) except for the Mutual Nondisclosure Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms. Without limiting the generality of the foregoing: (a) Buyer, Merger Sub (Corp) and Merger Sub (LLC) acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, and that no Affiliate, employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) Buyer, Merger Sub (LLC) and Merger Sub (Corp) acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or made available to Buyer, Merger Sub (LLC) and Merger Sub (Corp), any Affiliate of Buyer or to any of their respective representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; (c) the Company and the Principal Stockholders acknowledge and agree that Buyer, Merger Sub (LLC) and Merger Sub (Corp) have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article VI, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article VI, and that no Affiliate or representative of Buyer, Merger Sub (LLC) or Merger Sub (Corp) has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (d) the Company and the Principal Stockholders acknowledge and agree that the Buyer, Merger Sub (LLC) and Merger Sub (Corp) have not made and are not making any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or made available to the Company, any Equityholder, any Affiliate of the Company or any Equityholder or to any of their respective representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Buyer or any of its Affiliates or the future business and operations of the Buyer or any of its Affiliates; and (e) Buyer, Merger Sub (Corp) and Merger Sub (LLC) acknowledge and agree that the Principal Stockholders have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V, and that no Affiliate, employee, agent, advisor or other representative of any Principal Stockholder has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

11.4. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

12051 Indian Creek Court
Beltsville, MD Attention: Facsimile:	20705 Steve Vintz (301) 459-6092

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1200
McLean, VA 22102 Attention: Facsimile:	Richard J. Melnick (703) 714-8310

and Vocus, Inc.
12051 Indian Creek Court
Beltsville, MD Attention: Facsimile:	20705 Legal Department (301) 459-2827

If to the Representative, to:

Updata Partners III, L.P.
11955 Freedom Drive
Suite 7000
Reston, VA 20190
Attention: Carter Griffin
Facsimile:	(703) 736-0022

with a copy (which shall not constitute notice) to:

DLA Piper One Atlantic Center
1201 West Peachtree Street, Suite 2800
Atlanta, GA 30309-3450
Attention: Facsimile:	Joseph G. Silver (404) 682-7854

If to JMI, to:

JMI Equity Fund VI, L.P.
c/o JMI Management, Inc.

Prior to April 1, 2012:

2 Hamill Road, Suite 272
Baltimore, MD 21210
Attention: Brad Woloson and Jit Sinha
Facsimile: (410) 951-0201

Effective from and after April 1, 2012:
100 International Drive
Suite 19100
Baltimore, MD 21202
Attention: Brad Woloson and Jit Sinha
Facsimile: (410) 951-0201

with copies (which shall not constitute notice) to:

JMI Management, Inc.
Prior to April 1, 2012

2 Hamill Road, Suite 272
Baltimore, MD 21210
Attention: Charles T. Dieveney
Facsimile: (410) 951-0201

Effective from and after April 1, 2012
100 International Drive
Suite 19100
Baltimore, MD 21202
Attention: Charles T. Dieveney
Facsimile: (410) 951-0201

and

Goodwin Procter LLP
53 State Street, Exchange Place
Boston, MA 02109-2802
Attention: Mark Burnett
Facsimile: (617) 523-1231

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

11.5. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.6. Binding Effect; Assignment. This Agreement and the rights of the parties hereunder may not be assigned, and the obligations of the parties hereunder may not be delegated, without the prior written consent of the Buyer (in the case of any assignment or delegation by the Company) or the Company before the Closing and the Representative and JMI after the Closing (in the case of any assignment or delegation by the Buyer), and any purported assignment, delegation or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Buyer may assign its rights and obligations to any of its Affiliates, and (ii) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

11.7. No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except for (a) the provisions of Article X (Indemnification) with respect to the Buyer Indemnified Parties and Stockholder Indemnified Parties; (b) the provisions of Section 3.1(c) with respect to Stockholders; and (c) the provisions of Section 7.4 with respect to the Indemnified Company Parties and their heirs and representatives; provided, however, that JMI and the Representative (on behalf of the Equityholders) shall be entitled and have the right to pursue and recover damages (including damages based on the consideration that would have otherwise been payable to the Equityholders) in the name of and on behalf of the Equityholders in the event of any breach by Buyer, Merger Sub (LLC) or Merger Sub (Corp) of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Buyer, Merger Sub (LLC) and Merger Sub (Corp).

11.8. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware (excluding any conflict of law, rule or principle that would refer to the laws of another jurisdiction).

11.9. Consent to Jurisdiction and Service of Process. Each party hereto irrevocably submits to the non-exclusive jurisdiction of state and federal courts located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the jurisdiction of the federal courts in Delaware shall be brought in the United States Federal District Court in Wilmington, Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the other Transaction Documents, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; provided that each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer, the Company, JMI and the Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.12. Counterparts. This Agreement may be signed in any number of counterparts (and by facsimile or portable document format (pdf) transmission) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

11.13. The Representative. By the approval of this Agreement pursuant to applicable Law:

(a) Appointment of the Representative. Each Equityholder other than JMI hereby irrevocably appoints the Representative as such Equityholder’s true and lawful attorney-in-fact, proxy and agent, with full powers of substitution and resubstitution, in such Equityholder’s name, place and stead, in any and all capacities, in connection with this Agreement and the transactions contemplated by this Agreement, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement and the transactions contemplated by this Agreement as fully to all intents and purposes as such Equityholder might or could do in person, including for the purposes of:

(i) taking any action on behalf of the Equityholders or any individual Equityholder other than JMI that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the indemnification provisions set forth in Article X and the amendment of this Agreement in accordance with Section 11.2;

(ii) taking any action on behalf of the Equityholders or any individual Equityholder other than JMI that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or consideration payable under this Agreement;

(iii) accepting notices on behalf of the Equityholders or any individual Equityholder other than JMI in accordance with Section 11.4;

(iv) executing and delivering, on behalf of the Equityholders or any individual Equityholder other than JMI, any notices, documents or certificates to be executed by the Equityholders or any individual Equityholder other than JMI in connection with this Agreement and the transactions contemplated by this Agreement; and

(v) granting any consent or approval on behalf of the Equityholders or any individual Equityholder other than JMI under this Agreement. As the representative of the Equityholders or any individual Equityholder other than JMI under this Agreement, the Representative shall act as the representative, agent and proxy for each Equityholder other than JMI and shall have authority to bind each Equityholder other than JMI in accordance with this Agreement, and no such Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Buyer Reliance. The Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with this Agreement and the transactions contemplated by this Agreement. The Buyer and/or the Surviving Company is entitled to deal exclusively with the Representative and, to the extent expressly set forth herein, JMI on all matters relating to this Agreement and the transactions contemplated by this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Equityholder other than JMI, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Equityholder. Any notice or communication delivered by the Buyer and/or the Surviving Company to the Representative and JMI shall be deemed to have been delivered to all the Equityholders. The Buyer and/or the Surviving Company shall be entitled to disregard any decisions, communications or writings made, given or executed by any Equityholder other than JMI in connection with this Agreement and the transactions contemplated by this Agreement unless the same is made, given or executed by the Representative.

(c) Limitation on the Representative’s Liability. Other than in its capacity as an Equityholder hereunder and without limitation to its obligations hereunder in its capacity as the Representative, the Representative shall have no liability to the Buyer and/or the Surviving Company for any default under any this Agreement by any other Equityholder. Except for fraud, criminal activity, gross negligence or willful misconduct on its part, the Representative shall have no liability to any other Equityholder under this Agreement for any act or omission by the Representative on behalf of the other Equityholders.

(d) Retention of Counsel. The Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. The Representative shall incur no liability to Equityholders with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel. Buyer hereby acknowledges and agrees that the Representative may engage the Company’s current counsel to represent the Representative in matters relating to this Agreement and the Escrow Agreement and that such representation would be adverse to the interests of the Surviving Company. Buyer and the Company hereby waive any right that Buyer or the Surviving Company might have in the future to object to any such representation. The Representative shall be reimbursed for all such third party fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Escrow Expense Fund.

(e) Survival. All of the immunities and powers granted to the Representative under this Agreement shall survive the Closing or the termination of this Agreement. The Equityholders other than JMI further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Equityholder.

(f) Limitation on the Buyer’s Liability. Notwithstanding anything to the contrary set forth herein, neither the Buyer nor the Surviving Company shall be liable for any Loss to any Person, including any Equityholder, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative.

(g) Replacement of the Representative; Assignment. The Representative may be removed by action of those Equityholders representing eighty percent (80%) of the Pro Rata Portion and such removal shall be effective upon written notice to the Representative and the Buyer. If the Representative (i) is removed by the Equityholders, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated, or (iv) resigns from its position as Representative, then the Equityholders representing a majority of the Pro Rata Portion shall, as promptly as practicable thereafter, appoint a replacement Representative, which replacement Representative shall be reasonably acceptable to the Buyer. Such appointment shall be effective upon delivery of at least two (2) Business Days prior written notice to the Buyer and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of the Buyer to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant. Any successor to the Representative shall succeed the Representative as Representative hereunder, and all references to the Representative in this Agreement shall be deemed to refer to such successor from and after the appointment thereof. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Equityholders. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services, other than reimbursement through the Escrow Expense Fund. Notwithstanding anything herein to the contrary, the parties agree that Updata Partners III, L.P. (“Updata”) may (A) assign and delegate all of its rights and obligations as Representative under this Agreement to an Affiliate of Updata by providing written notice of such assignment and delegation to the other parties hereto and/or (B) may deposit the Escrow Expense Fund with an escrow or similar distribution agent selected by Updata or in a non-interest bearing account, and in each case the costs and expenses associated therewith (including any tax reporting) may be charged to the Escrow Expense Fund.

(h) Access to Information. The Representative and JMI shall have reasonable access to information about Buyer and the Surviving Company and the reasonable assistance of Buyer and the Surviving Company’s officers and employees for purposes of performing the Representative’s duties and exercising the Representative’s and JMI’s rights hereunder, provided that the Representative and JMI shall (i) treat confidentially and not disclose any nonpublic information from or about Buyer and the Surviving Company to anyone (except on a need to know basis to the Representative’s retained advisors for such matter who agree to treat such information confidentially), and (ii) not have access to materials or information access to which by the Representative or JMI could result in the loss of attorney-client privilege by the Company.

(i) Indemnity. Each Equityholder other than JMI shall severally indemnify and hold the Representative harmless from and against any loss, damage or deficiencies (except as result from the Representative’s gross negligence or willful misconduct) that the Representative may suffer or incur in connection with any action taken by the Representative, and each such Equityholder shall bear its pro rata portion (based on such Equityholder’s Pro Rata Portion) of such loss, damage or deficiency. The Representative shall be fully protected by the Equityholders other than JMI in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which the Representative in good faith believes to be genuine and to have been signed or presented by the proper party or parties.

(j) Expenses. Except as otherwise specified in this Agreement or the Escrow Agreement, all costs and expenses incurred by the Representative in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including reasonable attorneys’ fees, shall be paid from the Expense Escrow Fund. Should the Expense Escrow Fund be exhausted, all costs and expenses incurred by the Representative in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including reasonable attorneys’ fees, shall be paid severally and on a pro rata basis (based on the Equityholder’s Pro Rata Portions) by the Equityholders.

11.14. Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any Governmental Authority by reason of such party having drafted or being deemed to have drafted such provision

11.15. Buyer Guarantee. Buyer, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the due and prompt payment by Merger Sub (LLC) and Merger Sub (Corp) of all monetary obligations of Merger Sub (LLC) and Merger Sub (Corp) to the Equityholders under this Agreement and the due and prompt performance of all covenants, agreements, obligations and liabilities of Merger Sub (LLC) and Merger Sub (Corp) under or in respect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

Vocus, Inc.

By: /s/ Steve Vintz

Name: Steve Vintz Title: Executive Vice President and Chief Financial Officer

MERGER SUB (LLC):

Icarus Acquisition Sub Corp.

By: /s/ Steve Vintz

Name: Steve Vintz Title: President and Chief Executive Officer

MERGER SUB (CORP)

Icarus Merger Sub LLC

By: /s/ Steve Vintz

Name: Steve Vintz Title: President and Chief Executive Officer

THE COMPANY:

iContact Corporation

By: /s/ Ryan Allis

Name: Ryan P.M. Allis Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

INITIAL REPRESENTATIVE:

Updata Partners III, L.P.

By: Updata Associates III, L.P.
Its:  General Partner

By:  NJVA III, LLC

Its:  General Partner

By: /s/ John Burton

Name: John Burton
Title: Member

PRINCIPAL STOCKHOLDERS:

JMI EQUITY FUND VI, L.P.

By: JMI Associates VI, L.L.C.
Its: General Partner

By: /s/ Jit Sinha

Name: Jit Sinha Title: General Partner

Updata Partners III, L.P.

By: Updata Associates III, L.P.
Its:  General Partner

By:  NJVA III, LLC

Its:  General Partner

By: /s/ John Burton

Name: John Burton
Title: Member

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

/s/ Ryan Allis

Ryan Allis

Aaron Houghton Revocable Trust

By: /s/ Aaron Houghton

Name: Aaron W. Houghton Title: Trustee

Preation, Inc.

By: /s/ Aaron Houghton

Name: Aaron W. Houghton Title: President /s/ Aaron Houghton Aaron Houghton